SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒     Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

REGIONS FINANCIAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

1900 Fifth Avenue North

Birmingham, Alabama 35203

Telephone 205-944-1300

To our Stockholders:

You are cordially invited to attend the annual meeting of the stockholders of Regions Financial Corporation, to be held at 11:00 A.M., local time, on April 17, 2008, at the Auditorium of Regions Bank, 1901 Sixth Avenue North, Birmingham, Alabama 35203.

The formal notice of the annual meeting follows on the next page. Enclosed with this proxy statement are your proxy card and a postage-paid envelope to return your proxy card. Also enclosed is my annual Chairman’s letter to you, our valued stockholder, as well as our Annual Report on Form 10-K for the year ended December 31, 2007.

We hope you will plan to attend the stockholders’ meeting. However, in order that we may be assured of a quorum, we urge you to sign and return the enclosed proxy card in the postage-paid envelope provided, or otherwise vote your shares by telephone or on the Internet as described in the proxy statement, as promptly as possible, whether or not you plan to attend the meeting in person. If you do attend the meeting, you may withdraw your proxy.

Sincerely,

C. Dowd Ritter

Chairman, President and Chief Executive Officer

March 6, 2008

REGIONS FINANCIAL CORPORATION

1900 Fifth Avenue North

Birmingham, Alabama 35203

Telephone 205-944-1300

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held April 17, 2008

Regions Financial Corporation will hold its annual meeting of stockholders at the Auditorium of Regions Bank, 1901 Sixth Avenue North, Birmingham, Alabama 35203 at 11:00 A.M., local time, on April 17, 2008, to consider and vote upon the following matters:

1.	Electing the six nominees for Director named in the attached proxy statement as Directors of Regions, to serve as Directors until their terms expire and in each case until their successors are duly elected and qualified;

2.	Ratifying the appointment of Ernst & Young LLP as Regions’ independent registered public accounting firm for the year 2008; and

3.	Such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Regions Board of Directors has fixed the close of business on February 19, 2008, as the record date for the annual meeting. This means that only Regions stockholders of record at such time are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement of the annual meeting. A complete list of Regions stockholders of record entitled to vote at the annual meeting will be made available for inspection by any Regions stockholder for ten days prior to the annual meeting at the principal executive offices of Regions and at the time and place of the annual meeting.

Whether or not you plan to attend the annual meeting, please submit your proxy with voting instructions. To submit your proxy by mail, please complete, sign, date and return the accompanying proxy card in the enclosed self-addressed, stamped envelope. Alternatively, you may use the toll-free telephone number indicated on the proxy card to vote by telephone or visit the website indicated on the proxy card to vote on the Internet. This will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Any holder of Regions common stock who is present at the annual meeting may vote in person instead of by proxy, thereby canceling any previous proxy. In any event, a proxy may be revoked in writing at any time before the annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS

March 6, 2008	John D. Buchanan
Corporate Secretary

PROPOSAL 2—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	66
General	66
Fees	66

PROPOSALS OF STOCKHOLDERS	67

OTHER BUSINESS	67

Appendix A: Categorical Standards of Director Independence	A-1

REGIONS FINANCIAL CORPORATION

1900 Fifth Avenue North

Birmingham, Alabama 35203

Telephone 205-944-1300

PROXY STATEMENT

FOR 2008 ANNUAL MEETING OF STOCKHOLDERS

Regions Financial Corporation (“Regions” or “the Company”) is furnishing this proxy statement to the stockholders in connection with the 2008 annual meeting of stockholders to be held on Thursday, April 17, 2008, at 11:00 A.M., local time, at the Auditorium of Regions Bank, 1901 Sixth Avenue North, Birmingham, Alabama 35203, and at any adjournment thereof. The matters to be considered and acted upon are (1) the election of six nominees as Directors of Regions, (2) the ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm of Regions for the 2008 fiscal year and (3) such other business as may properly come before the meeting.

Your proxy is solicited on behalf of the Board of Directors of Regions. You may revoke your proxy at any time before it is voted at the annual meeting. You may submit your proxy by signing and dating the enclosed proxy card and returning it in the envelope provided or by voting by telephone or on the Internet by following the instructions provided on the proxy card. All properly submitted proxies delivered pursuant to this solicitation will be voted at the meeting and in accordance with instructions, if any.

Participants in Regions 401(k) Plan, the AmSouth Bancorporation Thrift Plan, the Computershare Investment Plan for Regions Financial Corporation and the Directors Stock Investment Plan, please note that the enclosed proxy card or electronic voting instructions also constitutes the voting instruction form for shares allocated to you under these plans and covers all shares you are entitled to vote under the plan or plans, in addition to shares you may hold directly. Signing and returning the proxy card, or voting by telephone or on the Internet as explained below, will enable voting of all shares, including those held in such plans.

Starting on or about March 12, 2008 we are mailing to the stockholders entitled to vote at the meeting this proxy statement, together with a proxy card, our Annual Report on Form 10-K for the year ended December 31, 2007 and our Chairman’s letter to our stockholders.

The date of this proxy statement is March 6, 2008.

Important Notice Regarding Availability of Proxy Materials:

The Notice and Proxy Statement, Annual Report on Form 10-K

and Chairman’s Letter are available at www.proxyvote.com

INFORMATION ABOUT REGIONS

Regions is a financial holding company headquartered in Birmingham, Alabama which operates throughout the South, Midwest and Texas. Regions provides traditional commercial, retail and mortgage banking services, as well as other financing services in the fields of investment banking, asset management, trust, mutual funds, securities brokerage, insurance and other specialty financing. At December 31, 2007, Regions had total consolidated assets of approximately $141.0 billion, total consolidated deposits of approximately $94.8 billion and total consolidated stockholders’ equity of approximately $19.8 billion.

Regions is a Delaware corporation. Regions’ principal executive offices are located at 1900 Fifth Avenue North, Birmingham, Alabama 35203, and its telephone number at such address is 205-944-1300.

VOTING, REVOCABILITY AND SOLICITATION OF PROXIES

Voting Procedures and Revocation

You should complete and return the proxy card accompanying this proxy statement to ensure that your vote is counted at the annual meeting, regardless of whether you plan to attend the annual meeting. If you are a registered stockholder (that is, you hold stock certificates registered in your own name), you may also vote by telephone or through the Internet, by following the instructions described on your proxy card. If your shares are held in nominee or “street name” you will receive separate voting instructions from your broker or nominee with your proxy materials. Although most brokers and nominees offer telephone and Internet voting, availability and specific processes will depend on their voting arrangements. If you have Internet access, we encourage you to record your vote on the Internet.

You can revoke the proxy at any time before the vote is taken at the annual meeting by submitting to Regions’ corporate secretary written notice of revocation or a properly executed proxy of a later date, or by attending the annual meeting and voting in person. Written notices of revocation and other communications about revoking Regions proxies should be addressed to:

Regions Financial Corporation

1900 Fifth Avenue North

Birmingham, Alabama 35203

Attention: John D. Buchanan, Corporate Secretary

If your shares are held in street name, you should follow the instructions of your broker regarding the revocation of proxies.

All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with the instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted, your proxy will be voted “FOR” approval of the election of the nominated Directors and “FOR” ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm. The Regions Board of Directors is currently unaware of any other matters that may be presented for action at the annual meeting. If other matters properly come before the annual meeting, or at any adjournment or postponement thereof, we intend that shares represented by properly submitted proxies will be voted, or not voted, by and at the discretion of the persons named as proxies on the proxy card.

Solicitation of Proxies

We will bear the entire cost of soliciting proxies from you. In addition to solicitation of proxies by mail, we will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of Regions common stock and secure their voting instructions, if necessary. We will reimburse the record holders for their reasonable expenses in taking those actions. We have also made arrangements with Morrow & Co., LLC to assist us in soliciting proxies and have agreed to pay that company $15,000 plus reasonable expenses for these services. If necessary, we may also use several of our regular employees, who will not be specially compensated, to solicit proxies from Regions stockholders, either personally or by telephone, telegram, facsimile, e-mail or letter.

This is the first mailing of proxy solicitation materials to stockholders.

Quorum Requirement

The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Regions common stock is necessary to constitute a quorum at the annual meeting. Abstentions and broker nonvotes will be counted solely for the purpose of determining whether a quorum is present. An unvoted proxy submitted by a broker is sometimes referred to as a broker nonvote.

Information about Votes Necessary for Action to be Taken

Under Regions’ By-laws, each of the six nominees for Director will be elected if a majority of the votes cast at the annual meeting are voted in favor of the Director. This means that the number of shares voted “for” a nominee must exceed the number of shares voted “against” the nominee. Under Regions’ Corporate Governance Principles, a nominee who fails to receive a majority of the votes cast with respect to the election of the nominee must submit his or her resignation. The Nominating and Corporate Governance Committee will consider the resignation and recommend to the Board the action to be taken. The Board will take action within 90 days following certification of the vote unless such action would cause Regions to fail to comply with requirements of the New York Stock Exchange or of the securities laws in which event Regions will take action as promptly as practicable while continuing to meet such requirements. The Board will promptly disclose its decision, and the reasons therefore, in a Form 8-K. Regions’ Certificate of Incorporation does not authorize cumulative voting in the election of Directors.

The appointment of Ernst & Young LLP as independent registered public accounting firm of Regions for the 2008 fiscal year will be ratified if a majority of the shares represented at the annual meeting vote in favor.

Abstentions and broker nonvotes will have no effect on the election of Directors, but will have the same effect as a vote against the ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm of Regions for the 2008 fiscal year.

Attending the Meeting

If you wish to vote your shares of Regions common stock held in street name in person at the meeting, you will have to obtain a written proxy in your name from the broker, bank or other nominee who holds your shares and bring that written proxy with you to the meeting. If you are a stockholder of record and will be attending the meeting, please so indicate on your returned proxy card or electronic vote. Only record or beneficial owners of Regions common stock or their proxies may attend the annual meeting in person. When you arrive at the annual meeting, you must present photo identification, such as a driver license. Beneficial owners must also provide evidence of stock holdings, such as a recent brokerage account statement. Registration will begin approximately one hour prior to the beginning of the meeting. The use of cell phones (including camera phones), pagers, computers, PDAs, cameras, video or recording equipment, or any other electronic device is not permitted in the Auditorium.

Participants in the Regions 401(k) Plan or Other Plans

If you are a participant in the Regions 401(k) Plan or the AmSouth Thrift Plan, please note that the proxy card or electronic voting instructions also constitutes the voting instruction form and covers all shares you may vote under the plans. Under the terms of the plans, the trustee or administrator votes all shares held by the plan, but each participant may direct the trustee or administrator how to vote the shares of Regions common stock allocated to his or her plan account. If you own shares through the Regions 401(k) Plan or the AmSouth Thrift Plan and do not vote, the plan trustee or administrator will vote the shares in favor of proposals 1 and 2, and in accordance with the terms of the plans. The deadline for returning your 401(k) or Thrift Plan voting instructions is 11:59 P.M. Eastern Time on April 14, 2008.

If you are a participant in the Computershare Investment Plan for Regions Financial Corporation and/or the Directors Stock Investment Plan, please note that the proxy card also constitutes the voting instruction form and covers all shares allocated to your account under these plans. If you do not return your proxy card, or vote by telephone or over the Internet, your shares in these plans will not be voted. If you return your proxy card without indicating your voting instructions, the shares will be voted in favor of proposals 1 and 2. The deadline for returning your voting instructions for these plans is 11:59 P.M. Eastern Time on April 16, 2008.

Voting by Telephone or the Internet

Many of our stockholders have the option to submit their proxies or voting instructions electronically by telephone or through the Internet instead of submitting proxies by mail using the enclosed proxy card. Please note that there are separate arrangements for using the telephone and the Internet depending on whether your shares are registered in Regions’ stock records in your name or in the name of a brokerage firm or bank. Regions stockholders should check their proxy card or the voting instructions forwarded by their broker, bank or other holder of record to see which options are available. If you have Internet access, we encourage you to record your vote on the Internet.

The telephone and Internet procedures described below for submitting your proxy or voting instructions are designed to authenticate stockholders’ identities, to allow stockholders to have their shares voted and to confirm that their instructions have been properly recorded. Stockholders submitting proxies or voting instructions via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that will be borne by the stockholder.

Regions holders of record may submit their proxies:

•	by telephone, by calling the toll-free number indicated on their proxy card and following the recorded instructions; or

•	through the Internet, by visiting the website indicated on their proxy card and following the instructions.

The deadline for voting by telephone or through the Internet is 11:59 P.M., Eastern Time on April 16, 2008.

Electronic Access to Proxy Materials and Annual Report

Stockholders can elect to view future Regions Financial Corporation proxy statements and annual reports over the Internet instead of receiving paper copies in the mail and thus can save Regions the cost of producing and mailing these documents. If you already have Internet access, there will be no additional charge for you to have electronic access through the Internet to our proxy materials and annual report.

If you are a registered stockholder, you can choose to receive future annual reports and proxy statements electronically by following the prompt if you choose to vote over the Internet. Stockholders who choose to view future proxy statements and annual reports over the Internet will receive an e-mail with instructions containing the Internet address of those materials, as well as voting instructions, approximately four weeks before future meetings.

If you enroll to view Regions’ future annual reports and proxy statements electronically and vote your proxy over the Internet, your enrollment will remain in effect for all future stockholders’ meetings unless you cancel it.

To cancel, registered stockholders should access www.investordelivery.com and follow the instructions to cancel your enrollment. If you hold your Regions stock in nominee name, check the information provided by your nominee for instructions on how to cancel your enrollment.

If at any time you would like to receive a paper copy of the annual report or proxy statement, please write to Investor Relations, Regions Financial Corporation, P.O. Box 11007, Birmingham, Alabama 35288 or call us at 205-581-7890.

The SEC has adopted new rules allowing companies to satisfy the requirement for delivery of proxy materials to all stockholders by posting these materials on a website instead of mailing copies to stockholders. This new method of delivery is often referred to as “Notice and Access”. After careful consideration, we decided not to implement Notice and Access this year and to mail printed copies of the materials to stockholders unless electronic delivery has been elected. We plan to review the experience of other companies in the first year of implementation of the new rules and to evaluate again next year the possible use of Notice and Access.

IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS

The Securities and Exchange Commission (“SEC”) has issued rules regarding the delivery of proxy statements and information statements to households. These rules spell out the conditions under which annual reports, information statements, proxy statements, prospectuses and other disclosure documents of a particular company that would otherwise be mailed in separate envelopes to more than one person at a shared address may be mailed as one copy in one envelope addressed to all holders at that address (i.e., “householding”). To conserve resources, we consolidate materials under these rules when possible.

If you are a registered stockholder and if you choose to opt out of the householding program at a future date, or if you currently receive multiple copies and wish to receive a single copy, please write to Investor Relations, Regions Financial Corporation, P.O. Box 11007, Birmingham, Alabama 35288 or call us at 205-581-7890, and we will cease householding your annual reports and proxy and information statements within 30 days. If we do not receive instructions to remove your account(s) from this service, your account(s) will continue to be householded until we notify you otherwise. However, if at any time you would like a separate copy of the annual report or proxy statement, please write or call us at the address or phone number shown above, and we will deliver it promptly.

If you own your Regions stock in nominee name (such as through a broker), information regarding householding of disclosure documents should be forwarded to you by your broker.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

As of February 19, 2008, Regions had issued 734,631,307 shares of common stock, of which 693,601,138 shares were outstanding and 41,030,169 shares were held as treasury stock. Stockholders are entitled to one vote for each share on all matters to come before the meeting. Only stockholders of record at the close of business on February 19, 2008, will be entitled to vote at the meeting or any adjournment thereof.

Security Ownership of Certain Beneficial Owners

As of December 31, 2007, Regions Bank beneficially held in a fiduciary capacity for others under numerous trust relationships, 33,496,183 shares or 4.83% of Regions’ outstanding common stock. Regions Bank’s trust department has sole voting power with respect to 23,492,234 of these shares or 3.39% of the outstanding common stock, sole dispositive power with respect to 8,248,912 of these shares and shared dispositive power with respect to 5,766,109 of these shares. No entity is known to Regions to be the beneficial owner of more than five percent of any class of voting securities other than affiliated entities of Barclays Global Investors (Deutschland) AG.

Security Ownership of Directors and Management

The following table presents information about beneficial ownership of Regions common stock by the Directors and certain executive officers of Regions as of the record date. Unless otherwise indicated, each person has sole voting and investment powers over the indicated shares. A person is deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within 60 days from the record date. The footnotes to the table indicate how many shares each person has the right to acquire within 60 days of the record date. The shares of Regions common stock which are issuable to a person listed below upon exercise of the vested portion of the outstanding options are assumed to be outstanding for the purpose of determining the percentage of shares beneficially owned by that person.

	Amount and Nature of Beneficial Ownership as of February 19, 2008
Name of Beneficial Owner/Number in Group	No. of Shares		% of Class
Barclays Global Investors (Deutschland) AG ** (and affiliated entities) Apianstrasse 6 D-85774 Unterfohring, Germany	35,622,647		5.12%

Directors including nominees for Director
Samuel W. Bartholomew, Jr.	73,747	(1)	*
George W. Bryan	103,196	(2)	*
David J. Cooper, Sr.	16,572	(3)	*
Earnest W. Deavenport, Jr.	63,574	(4)	*
Don DeFosset	6,381	(5)	*
Martha R. Ingram	90,508	(6)	*
James R. Malone	49,601	(7)	*
Susan W. Matlock	9,391	(8)	*
John E. Maupin, Jr.	500	(9)	*
Charles D. McCrary	29,422	(10)	*
Claude B. Nielsen	59,874	(11)	*
Jorge M. Perez	62,358	(12)	*
C. Dowd Ritter	3,727,993	(13)	*
John R. Roberts	62,528	(14)	*
Lee J. Styslinger III	5,361	(15)	*
Spence L. Wilson	447,981	(16)	*
Harry W. Witt	3,333	(17)	*

Other named executive officers (See Summary Compensation Table)
G. Douglas Edwards	987,852	(18)	*
O.B. Grayson Hall, Jr.	660,000	(19)	*
D. Bryan Jordan	45,992	(20)	*
W. Charles Mayer	671,565	(21)	*
Jackson W. Moore	3,824,948	(22)	*
Alton E. Yother	85,456	(23)	*

Directors and executive officers as a group (27 persons)	12,330,595		1.76%

*	Less than 1%.

**	Amounts and percentage for Barclays Global Investors and affiliated entities are as of December 31, 2007.

(1)	Excludes 10,083 shares allocated to Mr. Bartholomew under Regions’ Directors’ Deferred Stock Investment Plan; includes 717 shares held by affiliates of Mr. Bartholomew and 70,285 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after February 19, 2008.

(2)	Excludes 3,564 shares allocated to Mr. Bryan under Regions’ Directors’ Deferred Stock Investment Plan; includes 18,580 shares held by Mr. Bryan’s spouse and 22,400 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after February 19, 2008. Includes 62,216 shares pledged for use as collateral for a loan.

(3)	Excludes 2,298 shares allocated to Mr. Cooper under Regions’ Directors’ Deferred Stock Investment Plan; includes 2,393 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after February 19, 2008.

(4)	Excludes 16,928 shares allocated to Mr. Deavenport under the Deferred Compensation Plan for Directors of AmSouth Bancorporation and 3,607 shares allocated under the Regions’ Directors’ Deferred Stock Investment Plan; includes 38,238 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after February 19, 2008.

(5)	Excludes 2,480 shares allocated to Mr. DeFosset under the Deferred Compensation Plan for Directors of AmSouth Bancorporation and 2,542 shares allocated under the Regions’ Directors’ Deferred Stock Investment Plan; includes 2,393 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after February 19, 2008.

(6)	Excludes 5,277 shares allocated to Ms. Ingram under the Deferred Compensation Plan for Directors of AmSouth Bancorporation; includes 38,239 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after February 19, 2008.

(7)	Excludes 11,712 shares allocated to Mr. Malone under the Deferred Compensation Plan for Directors of AmSouth Bancorporation and 2,983 shares allocated under the Regions’ Directors’ Deferred Stock Investment Plan; includes 5,382 shares held by Mr. Malone’s spouse and 39,583 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after February 19, 2008.

(8)	Excludes 16,959 shares allocated to Ms. Matlock under Regions’ Directors’ Deferred Stock Investment Plan.

(9)	Excludes 870 shares allocated to Dr. Maupin under Regions’ Directors’ Deferred Stock Investment Plan.

(10)	Excludes 12,884 shares allocated to Mr. McCrary under the Deferred Compensation Plan for Directors of AmSouth Bancorporation and 2,846 shares allocated under the Regions’ Directors’ Deferred Stock Investment Plan; includes 29,239 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after February 19, 2008.

(11)	Excludes 15,148 shares allocated to Mr. Nielsen under the Deferred Compensation Plan for Directors of AmSouth Bancorporation and 1,513 shares allocated under the Regions’ Directors’ Deferred Stock Investment Plan; includes 3,175 shares held by Mr. Nielsen as custodian for his son and 39,584 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after February 19, 2008.

(12)	Excludes 9,530 shares allocated to Mr. Perez under Regions’ Directors’ Deferred Stock Investment Plan; includes 6,200 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after February 19, 2008.

(13)	Includes 97,087 shares held by the Stock Fund of the AmSouth Thrift Plan, 32,143 shares of restricted stock; 15,416 shares held by Mr. Ritter’s spouse and 3,135,481 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after February 19, 2008; excludes 404,984 restricted stock units.

(14)	Excludes 11,562 shares allocated to Mr. Roberts under Regions’ Directors’ Deferred Stock Investment Plan; includes 52,400 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after February 19, 2008.

(15)	Excludes 16,921 shares allocated to Mr. Styslinger under Regions’ Directors’ Deferred Stock Investment Plan.

(16)	Excludes 10,344 shares allocated to Mr. Wilson under Regions’ Directors’ Deferred Stock Investment Plan; includes 2,550 shares held by an affiliate of Mr. Wilson and 85,620 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after February 19, 2008.

(17)	Excludes 19,850 shares allocated to Mr. Witt under Regions’ Directors’ Deferred Stock Investment Plan.

(18)	Excludes 11,424 shares allocated to Mr. Edwards under the Morgan Keegan & Company Deferred Compensation Plan; includes 20,466 shares of restricted stock, 140,885 shares held in Regions’ 401(k) plan, 384,947 shares held by family partnerships and 382,095 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after February 19, 2008.

(19)	Includes 7,803 shares held in the AmSouth Thrift Plan, 10,715 shares of restricted stock and 580,819 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after February 19, 2008; excludes 150,127 restricted stock units.

(20)	Includes 4,612 shares held in Regions’ Supplemental 401(k) plan.

(21)	Includes 15,965 shares held indirectly by Mr. Mayer’s spouse and 570,779 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after February 19, 2008.

(22)	Includes 31,851 shares held in Regions’ 401(k) plan, 2,092 shares held in a family trust, 318,524 shares held by Mr. Moore’s spouse and 2,006,594 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after February 19, 2008.

(23)	Includes 514 shares held in the AmSouth Thrift Plan, 7,143 shares of restricted stock and 75,195 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after February 19, 2008.

No change in control of Regions has occurred since January 1, 2007, meaning that no person or group has acquired the ability to direct or cause the direction of management and policies of Regions through the ownership of voting securities, by contract, or otherwise, and no arrangements are known to Regions which may at a later date result in such a change in control of Regions.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Regions’ executive officers, Directors and persons who own more than 10% of a registered class of Regions equity securities, if any, to file reports of ownership and changes in ownership of Regions’ stock with the SEC. Executive officers, Directors, and greater than 10% shareholders are required by SEC regulations to furnish Regions with copies of all Section 16(a) forms they file.

Based solely on a review of the forms filed during or with respect to fiscal year 2007, Regions believes that its executive officers and Directors filed all required reports on a timely basis, except John D. Buchanan, G. Douglas Edwards, Dr. John E. Maupin, Jr. and Allen B. Morgan, Jr. Mr. Buchanan and Dr. Maupin each were untimely in reporting one transaction, and Mr. Edwards and Mr. Morgan each did not report one transaction.

PROPOSAL 1—ELECTION OF DIRECTORS

At the 2007 annual meeting of stockholders, the stockholders approved an amendment to Regions’ Amended and Restated Certificate of Incorporation that provides for the phased elimination of Regions’ classified Board of Directors. As a result, the Class I Directors who are standing for election at this meeting will be elected for one-year terms expiring at the annual meeting in 2009. Class II Directors will continue to serve for the term expiring at the annual meeting in 2009. The Class III directors elected at the 2007 annual meeting were elected for three-year terms expiring at the annual meeting in 2010. Beginning in 2010 all directors will be elected on an annual basis.

The Board of Directors has determined that following the annual meeting of stockholders the Board will consist of 15 members, with five nominees to be elected as Directors of Class I at the annual meeting for a term of one year and one nominee to be elected as Director of Class III at the annual meeting for a term of two years. The director nominated for Class III is Dr. John E. Maupin, Jr. Dr. Maupin was elected by the Board of Directors subsequent to the 2007 annual meeting. He has been placed in Class III to cause the number of directors in each class to be as nearly equal as possible. This was necessitated by the retirement of two directors in Class III as of December 31, 2007. However, because Dr. Maupin has never been elected by the stockholders, he is being nominated for election this year.

The Board of Directors recommends the election of David J. Cooper, Sr., Earnest W. Deavenport, Jr., Charles D. McCrary, Jorge M. Perez and Spence L. Wilson as Directors, to hold office for a term of one year expiring with the annual meeting of stockholders to be held in 2009 and the election of Dr. John E. Maupin, Jr. as a Director, to hold office for a term of two years expiring with the annual meeting of stockholders to be held in 2010, or until their successors are elected and qualified. Proxies will be voted FOR the nominees, unless otherwise directed. If any nominee is not available for election, in its discretion the Board of Directors may designate a substitute nominee. In that event the proxies will be voted for such substitute nominee. Regions does not anticipate that any substitute nominee or nominees will be required. The proxies will not be voted for more than six nominees. The terms of nine Directors in Classes II and III will continue following the annual meeting. The terms of two present Directors, Martha R. Ingram and Harry W. Witt, will not continue following the annual meeting.

Information about Regions Directors and Nominees

The following biographies show the age and principal occupations during the past five years of each of the Regions Directors whose term of office will continue after the annual meeting, the date the Director was first elected to the Board of Directors and the directorships they hold with corporations subject to the registration or reporting requirements of the Securities Exchange Act of 1934 or registered under the Investment Company Act of 1940. In 2004, Union Planters Corporation and the former Regions Financial Corporation were merged to form a new legal entity called “Regions Financial Corporation”, and dates of service on the boards of those companies are indicated. In November 2006, the former Directors of AmSouth Bancorporation were elected to the Board of Directors, and the dates they began service as a Director of AmSouth are also shown.

NOMINEES FOR TERMS EXPIRING IN 2009 (CLASS I DIRECTORS)

David J. Cooper, Sr.

Mr. Cooper, 62, has been a Director of Regions since November 2006 and of AmSouth since 2005. Mr. Cooper is currently the Vice Chairman and was previously the President of Cooper/T. Smith Corporation, a privately held corporation that is one of the largest stevedoring and maritime-related firms in the United States. He also serves as a director of Alabama Power Company.

Earnest W. Deavenport, Jr.

Mr. Deavenport, 69, has been a Director of Regions since November 2006 and of AmSouth since 1999. He is the Retired Chairman of the Board and Chief Executive Officer of Eastman Chemical Company, a manufacturer of plastic, chemical and fiber products, positions he held 1994-2002. Mr. Deavenport also serves on the board of directors of King Pharmaceuticals, Inc. and ZEP, Inc.

Charles D. McCrary

Mr. McCrary, 56, has been a Director of Regions since November 2006 and of AmSouth since 2001. He has served as the President and Chief Executive Officer of Alabama Power Company, a public utility, since 2001. He is a member of the board of directors of Alabama Power Company and Protective Life Corporation.

Jorge M. Perez

Mr. Perez, 58, has been a Director of Union Planters/Regions since 2001. Since 1979 he has served as President of The Related Group, a real estate development company. Mr. Perez is a director of Florida East Coast Industries, Inc.

Spence L. Wilson

Mr. Wilson, 65, has been a Director of Union Planters/Regions since 1996. He is the President of Kemmons Wilson, Inc., a hotel development and management, resort time-sharing, home building, subdivision development and private investment company, a position he has held since 1970.

NOMINEE FOR TERM EXPIRING IN 2010 (CLASS III DIRECTOR)

John E. Maupin, Jr.

Dr. Maupin, 61, has served as the President of Morehouse School of Medicine in Atlanta, GA, since 2006 and previously was the President of Meharry Medical College in Nashville, TN. Dr. Maupin also serves on the board of directors for LifePoint Hospitals, Inc., the Variable Annuity Life Insurance Companies I and II, a mutual fund complex for American International Group, Inc., and HealthSouth Corp.

DIRECTORS WHOSE TERMS EXPIRE IN 2009 (CLASS II DIRECTORS)

George W. Bryan

Mr. Bryan, 63, has been a Director of Union Planters/Regions since 1986. He is retired from Sara Lee Corporation, Food Division, a food processing and packaging company, where he served as Senior Vice President from 1983 to 2000. Mr. Bryan has been the Chief Executive Officer, Old Waverly Investments, LLC, a real estate firm, since 2001. He is a member of the board of directors of Buckeye Technologies Inc.

Don DeFosset

Mr. DeFosset, 59, has been a Director of Regions since November 2006 and of AmSouth since 2005. He is the former Chairman, President and Chief Executive Officer of Walter Industries, Inc., a diversified company with businesses in water infrastructure, flow control, water transmission products, metallurgical coal and natural gas, and affordable homebuilding. He served as Chairman from March 2002 to September 2005, and as President and Chief Executive Officer from November 2000 to September 2005. He is also a director of Terex Corporation and James Hardie Industries, N.V.

James R. Malone

Mr. Malone, 65, has been a Director of Regions since November 2006 and of AmSouth since 1994. He is the Founding and Managing Partner of Qorval LLC, an operational improvement, restructuring and investment banking firm. Mr. Malone also is a Founder and Partner in Boyne Capital Partners, LLC, a private equity investment firm, and serves as Chief Executive Officer of AHM Holdings Corp., an aviation maintenance, repair and overhaul company. In 2006 and 2007, he served as Chairman, President and Chief Executive Officer of American Asphalt & Grading, an engineering, development and paving services company. He was Vice Chairman, Chairman, President and CEO (2004-2006) of Brown Jordan International, Inc., a furniture manufacturer; he also served as Chairman, President and Chief Executive Officer (2005) of Cenveo, a graphics communications company. From 1996 to 2004, he served as Chairman of the Board and Chief Executive Officer of HMI Industries, Inc., a producer of surface cleaners for residential and commercial use and other industrial manufactured products. In addition he serves on the boards of Ametek, Inc. and O’Sullivan Industries Holdings, Inc.

Claude B. Nielsen

Mr. Nielsen, 57, has been a Director of Regions since November 2006 and of AmSouth since 1993. He has been the Chief Executive Officer of Coca-Cola Bottling Company United, Inc., a soft drink bottler, since 1991 and its Chairman since May 2003. Mr. Nielsen also serves on the board of Colonial Properties Trust.

C. Dowd Ritter

Mr. Ritter, 60, has been a Director of Regions since November 2006 and of AmSouth since 1993. Since January 2008 he has served as Chairman, President and Chief Executive Officer of Regions and Regions Bank. From November 2006 through December 2007 he served as President and Chief Executive Officer of Regions and Regions Bank. From 1996 to November 2006 he was President and Chief Executive Officer of AmSouth Bancorporation and AmSouth Bank and was Chairman of AmSouth Bancorporation and AmSouth Bank from September 1996 to October 1999 and January 2001 to November 2006. Mr. Ritter also serves on the board of directors of Alabama Power Company and Protective Life Corporation.

DIRECTORS WHOSE TERMS EXPIRE IN 2010 (CLASS III DIRECTORS)

Samuel W. Bartholomew, Jr.

Mr. Bartholomew, 63, has been a Director of Union Planters/Regions since 2001. From 1997 until July 2005 he was Chairman and Chief Executive Officer of Stokes Bartholomew Evans & Petree, P.A., a law firm. Since July 2005 he has served as Chairman Emeritus—Tennessee of Adams and Reese LLP law firm. Additionally, since January 2004 he has been the Clinical Professor of Business Law at Vanderbilt-Owen School of Management.

Susan W. Matlock

Ms. Matlock, 61, has been a Director of Regions since 2002. Currently she serves as President and CEO of Innovation Depot, Inc., an emerging business incubation center. Innovation Depot, Inc. was established in 2007 as the result of the combination of the University of Alabama at Birmingham’s biotech/life science incubation program and the mixed-use incubation program Entrepreneurial Center. Ms. Matlock was founding President of the Entrepreneurial Center and Executive Director of the University of Alabama at Birmingham’s program.

John R. Roberts

Mr. Roberts, 66, has been a Director of Union Planters/Regions since 2001. He is the Retired Managing Partner, Mid-South Region, of Arthur Andersen LLP, a certified public accounting firm, a position he held from 1993 to 1998. He served as Independent Consultant and Executive Director of Civic Progress, Inc., a nonprofit organization, from 2001 through 2006. Mr. Roberts is a member of the board of directors of Energizer Holdings, Inc. and Centene Corporation.

Lee J. Styslinger III

Mr. Styslinger, 46, has been a Director of Regions since 2003 and serves as the Chief Executive Officer, Altec, Inc., a leading equipment and service provider for the electric utility, telecommunications and contractor markets.

The Board of Directors

The full Board of Directors met six times during 2007. To assist it in carrying out its work, the Board of Directors has the following standing committees: Audit, Nominating and Corporate Governance, Compensation, and Risk. Regions’ Corporate Governance Principles, Code of Business Conduct & Ethics, Code of Ethics for Senior Financial Officers and the charters for each of Regions’ standing Board committees are available on Regions’ website at www.regions.com in the Corporate Governance section of Shareholder Information. Also, each of these items is available in print to any stockholder who requests it.

Regions’ four Board committees meet regularly and as needed. Information about each committee follows.

Audit Committee

The Audit Committee, which held 11 meetings in 2007, presently consists of Charles D. McCrary, chair, Don DeFosset, James R. Malone, John R. Roberts, and Lee J. Styslinger III. During 2007 retiring director Harry Witt served as the Audit Committee Chairman. Committee members satisfy the applicable independence requirements of the New York Stock Exchange listing standards, rules of the SEC and Regions’ Audit Committee Charter.

The principal duties of the Committee include engaging and monitoring the performance of Regions’ independent registered public accounting firm, reviewing with Regions’ independent public accounting firm the planning and results of the auditing engagement, reviewing the activities and recommendations of Regions’ internal auditors, reviewing the adequacy of internal accounting and financial reporting controls, reviewing Regions’ audited and unaudited financial reports and related public disclosures, and monitoring Regions’ compliance with legal and regulatory requirements. Members of the Audit Committee are not professionally engaged in the practice of auditing or accounting.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, which held five meetings during 2007, presently consists of John R. Roberts, chair, David J. Cooper, Sr., Charles D. McCrary and Jorge M. Perez.

The role of the Committee is to propose nominees for the Regions’ Board of Directors including the current nominees for election at the annual meeting. The Committee also is responsible for reviewing, revising and maintaining the corporate governance policies and procedures of Regions, and for coordinating and overseeing the annual self-evaluation process of the Board and each committee. The members of the Committee are independent in accordance with the applicable director independence requirements of the New York Stock Exchange listing standards.

Risk Committee

The Risk Committee, which held 14 meetings during 2007, presently consists of Earnest W. Deavenport, Jr., chair, Samuel W. Bartholomew, Jr., James R. Malone, John E. Maupin, Jr. and Spence L. Wilson.

The role of the Committee is to assist the Board in overseeing, and receiving information regarding, Regions’ policies, procedures and practices relating to asset and liability management, and credit, market and operational risk.

Compensation Committee

The Compensation Committee, which held six meetings during 2007, presently consists of Claude B. Nielsen, chair, George W. Bryan, Earnest W. Deavenport, Jr., Martha R. Ingram, Susan W. Matlock and Lee J. Styslinger III. The members of the Committee are independent in accordance with the applicable director independence requirements of the New York Stock Exchange listing standards.

For a description of the organization and operation of the Compensation Committee, see the “Compensation Discussion and Analysis” section of this proxy statement.

Audit Committee Financial Experts

The Board of Directors believes that the following members of the Audit Committee qualify as audit committee financial experts within the meaning of the rules of the SEC and have accounting or related financial management expertise under the rules of the New York Stock Exchange: Messrs. DeFosset, Malone, McCrary, Roberts and Styslinger. In addition, all Audit Committee members are financially literate, as required by New York Stock Exchange listing standards, and all members meet the additional criteria for independence of audit committee members as set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended.

Accounting or Audit-Related Complaints

The Audit Committee has established procedures for the receipt, retention and evaluation of complaints and submissions concerning accounting and audit related matters, the features of which include insulation from management, safeguards for protecting anonymity and confidentiality of employee submissions, alternative methods for submissions, dedication of resources for investigations and the recording and preservation of findings. The procedures are administered by the Audit Committee and a limited number of individuals in Regions’ corporate security, risk, legal and internal audit areas. Regions has effectively notified its employees that the procedures are in place and how to direct a complaint or submission. Any interested party may communicate concerns regarding accounting, internal accounting controls or auditing matters directly to the attention of the Audit Committee as follows:

Regions Financial Corporation

Attention: Audit Committee Chairman

c/o Office of General Counsel

P.O. Box 11007

Birmingham, Alabama 35288

Director Nomination Process

The Nominating and Corporate Governance Committee is charged with identifying and reviewing individuals believed to be qualified to become board members for recommendation to the Board. The Committee will consider and assess candidates consistent with criteria established by the Board and set forth in Regions’ Corporate Governance Principles. The Committee will consider all pertinent issues and factors bearing on the qualifications of candidates in light of such criteria.

Regions’ Corporate Governance Principles affirm that the Board seeks members from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. Directors should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated and be selected based upon contributions they can make to the Board and management regardless of gender or race.

Regions’ By-laws provide that a stockholder may nominate a candidate for Director and establish the procedures and requirements for such a nomination. In general, a stockholder must submit to Regions’ corporate secretary a notice of the nomination not less than 120 days prior to the anniversary of the date of the previous year’s proxy statement. The notice must be accompanied by all information relating to each nominee that is required to be disclosed in solicitations of proxies for election of Directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 and Rule 14a-11 thereunder, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected.

It is the current policy and practice of the Committee to evaluate any qualified candidate for Director under the applicable criteria without regard to the source of the recommendation of the candidate. A stockholder who desires to recommend a candidate for Director should follow the procedure set forth in Regions’ By-laws as described above.

All of the nominees for Directors being voted upon at the annual meeting are Directors standing for re-election except for Dr. Maupin who was elected by the Board of Directors subsequent to the 2007 annual meeting of stockholders. Dr. Maupin was recommended as a Board member by nonmanagement Directors.

Director Attendance

In 2007, all incumbent Directors attended at least 75% of the aggregate of the meetings held by the Board and by committees of which they were members.

Director Attendance at the Annual Meeting

It is Regions’ policy that Directors attend the annual meeting of stockholders. All Directors except two, Martha R. Ingram and Harry W. Witt, attended Regions’ 2007 annual meeting.

Meetings of Nonmanagement Directors

Regions’ nonmanagement Directors met five times in 2007 in executive session without any management Directors present. The chair of the Nominating and Corporate Governance Committee, John R. Roberts, presided over these executive sessions, and he presides over periodic meetings of the independent Directors in executive session.

Director Independence

The Board has established categorical standards of director independence to assist it in making the determination whether a Director is independent and in assessing the materiality of the Director’s relationship with Regions. These standards will be periodically reviewed and may be amended from time to time. The current categorical standards are set forth in Appendix A to this proxy statement.

The Board of Directors has reviewed the relationships between Directors and Regions in light of the applicable independence standards of the New York Stock Exchange and the categorical standards. The purpose of the review was to determine whether any Director, either directly or indirectly, has a material relationship with Regions that would preclude the Director from being independent. As a result of the review, the Board has affirmatively determined that each Director is an independent director, other than C. Dowd Ritter, who is an executive officer of Regions; Spence L. Wilson, who is the brother-in-law of Jackson W. Moore, former Executive Chairman of Regions; and Samuel W. Bartholomew, Jr., who is a partner in the law firm of Adams and Reese LLP, which Regions engages for the performance of legal services and proposes to engage in the future.

The Directors named as follows have been determined by the Board of Directors to be independent:

George W. Bryan	John E. Maupin, Jr.

David J. Cooper, Sr.	Charles D. McCrary

Earnest W. Deavenport, Jr.	Claude B. Nielsen

Don DeFosset	Jorge M. Perez

Martha R. Ingram	John R. Roberts

James R. Malone	Lee J. Styslinger III

Susan W. Matlock	Harry W. Witt

Of the former directors who served during any part of 2007, Ronald L. Kuehn, Jr., Malcolm Portera and Robert R. Waller were deemed independent. Former directors Jackson W. Moore and Allen B. Morgan, Jr. were not independent.

In the process and at the time of evaluating the independence of Directors, the Board considered all relevant transactions, relationships and arrangements. Specifically, the Board considered transactions and relationships of the following categories or types:

•

All of the Directors, either individually or through an affiliated entity, having a customer relationship with Regions, such as a deposit, brokerage, trust or other financial services relationships in the ordinary course of Regions’ banking and/or brokerage business, on terms and conditions not more favorable than those afforded by Regions to other similarly situated customers.

•

Directors Bryan, Cooper, Deavenport, Ingram, Malone, Matlock, Maupin, McCrary, Nielsen, Perez, Roberts and Styslinger, either individually or through an affiliated entity, having bank loans from Regions on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans by Regions to unrelated persons, and involving no more than the normal risk of collectibility and no other unfavorable features.

•

Directors Ingram, Malone, Matlock, McCrary, Nielsen, Perez, Portera, Roberts, Styslinger and Witt serving in a leadership position with a charitable organization to which Regions made charitable contributions of less than the greater of $1,000,000 or 2% of such organization’s consolidated gross revenues in any of 2005, 2006 or 2007.

•	Mr. Cooper’s nephew serving on Regions’ local advisory board in Mobile, Alabama and his son-in-law being a nonexecutive employee of Morgan Keegan & Company, Inc.

•	Until May 2006, Ms. Matlock having served on Regions’ local advisory board in Birmingham, Alabama.

•	Mr. Nielsen’s son being a nonexecutive employee of Regions Bank in the capacity of branch manager.

In each case the Board concluded, in light of the applicable independence standards of the New York Stock Exchange and the categorical standards, that the transaction or relationship does not rise to the level such that it could reasonably be deemed to impair the Director’s exercise of independent judgment and autonomy in carrying out the duties and responsibilities of a Director.

Review, Approval or Ratification of Transactions with Related Persons

In December 2006, the Board of Directors adopted a written related persons transactions policy. This policy provides a mechanism for the identification, evaluation, and approval or disapproval of significant transactions involving Regions and persons related to Regions as described below.

For purposes of the policy, a related person transaction is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which Regions was, is or will be a participant and the amount involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. The category of related persons consists generally of Regions’ Directors, Director nominees and executive officers, their immediate family members, and entities in which any of the foregoing persons is a partner, principal or 5% or greater beneficial owner. Certain types of transactions are excluded from the category of related persons transactions and are not subject to the policy. For example, a related person transaction does not include any transaction that involves services of a public utility at rates or charges fixed in conformity with law or governmental authority.

Each Director and executive officer will provide to the corporate secretary and periodically update the identification of his or her immediate family members and additional information elicited for administration of the policy. The corporate secretary will maintain a master list of related persons, and distribute it to the heads of various units within Regions and to the areas of accounts payable and accounts receivable, who will use the information to identify potential related person transactions and to effectuate the policy.

Any related person transaction will be subject to either advance notification procedures (if identified in advance) or ratification procedures. In either case, the related person must provide to the corporate secretary notice of the facts and circumstances of the transaction, including (1) the related person’s relationship to Regions and the person’s interest in the transaction; (2) the significant facts of the potential transaction, including the proposed aggregate value of the transaction without regard to the amount of any profit or loss; (3) the purpose of, and the benefits to Regions of the potential transaction; (4) if applicable, the availability of other sources of comparable products or services; (5) an assessment of whether the potential transaction is on terms that are no less favorable to Regions or are comparable to the terms available to an unrelated third party or to employees generally; and (6) an assessment of whether the potential related person transaction is consistent with the code of business conduct.

The corporate secretary and general counsel will assess whether the transaction is subject to the policy. If it is determined that the transaction is a related person transaction, it will be submitted to the Nominating and Corporate Governance Committee for consideration at the next Committee meeting or, if it is not practicable to wait until the next Committee meeting, to the Committee’s chairman for prompt consideration.

The Committee or the chairman will consider the relevant facts and circumstances of the related party transaction, including but not limited to: (1) the benefits to Regions; (2) the impact on a Director’s independence in the event the related person is a Director, an immediate family member of a Director or an entity in which a Director is a partner, stockholder or executive officer; (3) the availability of other sources for comparable products or services; (4) the terms of the transaction; (5) the terms available to unrelated third parties or to employees generally; and (6) whether the potential related person transaction is consistent with the code of business conduct.

The Committee, or the chairman, is authorized to approve or ratify those related person transactions that are in, or are not inconsistent with, the best interests of Regions and its stockholders, and that are consistent with the code of business conduct, as the Committee or the chairman determines in good faith. Other related person transactions should be disapproved by the Committee, or the chairman, and should not be entered into or continued by Regions.

The Committee or chairman will report the decision to the corporate secretary, who will report the decision to the appropriate Regions personnel.

The policy also grants the Committee the authority to address situations in which a related person transaction subject to the policy is initiated and is disapproved.

Communications Between Stockholders and Other Interested Parties and the Board of Directors

The Board of Directors has adopted Corporate Governance Principles that address key governance matters of importance, such as director qualifications and responsibilities, Board committees, Board operations and Director compensation. The Corporate Governance Principles include a mechanism for stockholders or other interested parties to communicate with the Directors. In particular, any interested party who desires to communicate with nonmanagement Directors of Regions may do so by directing the communication to Regions at the following address:

Regions Financial Corporation

“Director Communication”

c/o Office of General Counsel

P.O. Box 11007

Birmingham, Alabama 35288

If confidential treatment is desired, the envelope should be marked “Confidential Nonmanagement Director Communication.”

Code of Ethics for Senior Financial Officers

The Board of Directors has adopted a Code of Ethics for Senior Financial Officers that applies to Regions’ chief executive officer, chief financial officer, principal accounting officer and controller. It may be found on Regions’ website (www.regions.com) in the Corporate Governance section of Shareholder Information. Regions intends to disclose any amendments or waivers with respect to its Code of Ethics for Senior Financial Officers on its website.

Compensation Committee Interlocks and Insider Participation

Directors who served on Regions’ Compensation Committee at any time during 2007 were:

Claude B. Nielsen, chairman

George W. Bryan

Earnest W. Deavenport, Jr.

Martha R. Ingram

Susan W. Matlock

Lee J. Styslinger III

There are no relationships that would create a compensation committee interlock as defined under applicable SEC regulations.

Other Transactions

Directors and officers of Regions and their associates were customers of, and had transactions with, Regions in the ordinary course of business during 2007; additional transactions may be expected to take place in the ordinary course of business. Included in such transactions are outstanding loans and commitments from Regions Bank, all of which were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features.

Regions retained during 2007, and proposes to retain in the future, the law firm of Adams and Reese LLP, of which Director Samuel W. Bartholomew, Jr. is a partner. During 2007, Regions or its subsidiaries paid legal fees to such firm in the approximate amount of $2,920,600. The dollar value of Mr. Bartholomew’s interest in the transaction was approximately $21,300.

Director James R. Malone is and has been a principal of financial and business restructuring and consulting firms. Through his association with these firms, Mr. Malone has occasionally served as an executive officer of companies that retain the firm to assist in their financial restructuring, and as part of the restructuring strategy some of these companies file for bankruptcy. Regions does not believe that Mr. Malone’s service as an executive officer with such companies, which arises solely because of his affiliation with the consulting firms, is material to an evaluation of the ability or integrity of Mr. Malone to serve as a Director of Regions.

William D. Ritter, son of Chairman, President and Chief Executive Officer C. Dowd Ritter, has been employed by Regions since June 1993. In 2007 Mr. Ritter was promoted to North Central Alabama Area Executive for Regions Bank. The North Central Alabama Area is one of the largest in the Company. Commensurate with his new position, Mr. Ritter’s current compensation is approximately $475,000 and is below the average annual compensation for other similarly-situated Area Executives.

AUDIT COMMITTEE REPORT

Regions’ audited financial statements at and for the three-year period ended December 31, 2007, are included in Regions’ Annual Report on Form 10-K for the 2007 fiscal year. Regions, acting through its management and Board of Directors, has the primary responsibility for the financial statements and the reporting process, including the systems of internal accounting controls. Ernst & Young LLP, independent auditors engaged by Regions, are responsible for planning and conducting the annual audit, for expressing an opinion on the conformity of Regions’ audited financial statements with U.S. generally accepted accounting principles and for annually auditing the effectiveness of Regions’ internal controls over financial reporting.

The Audit Committee oversees Regions’ financial reporting process on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Committee has reviewed and discussed the audited financial statements with Regions’ management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and the effectiveness of internal controls over financial reporting.

The Audit Committee has reviewed with Ernst & Young LLP their judgments as to the quality, not just the acceptability, of Regions’ accounting principles and such other matters as are required to be discussed with the Committee under auditing standards generally accepted in the United States, including the matters required to be discussed by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90, Audit Committee Communications.

The Audit Committee has discussed with Ernst & Young LLP their independence in relation to Regions and Regions’ management, including the matters addressed in the written disclosures and letter provided to Regions by Ernst & Young LLP, as required by Standard No. 1, Independence Discussions with Audit Committees, of the Independence Standards Board, the standard-setting body governing the independence of auditors in relation to their public company clients.

The Audit Committee has discussed with Regions’ internal auditors and Ernst & Young LLP the overall scope and plans for their respective audits. The Committee regularly meets with Regions’ internal auditors and Ernst & Young LLP, with and without management present, to discuss the results of their examinations, their evaluations of Regions’ internal accounting and financial reporting controls, and the overall quality of Regions’ financial reporting.

In reliance on the reviews and discussions referred to above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee Charter, the Committee approved including the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the SEC.

Submitted by the Audit Committee:

Charles D. McCrary, Chairman

Don DeFosset

James R. Malone

John R. Roberts

Lee J. Styslinger III

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

Regions recently became one of America’s largest banks operating in 16 states with $141 billion in assets following a successful merger with AmSouth Bancorporation in November 2006. Following the merger, 2007 represented a year of integration and change for the Company. This Compensation Discussion and Analysis describes our overall compensation philosophy, objectives and practices to current and potential investors and shows investors how our compensation programs have and will continue to support our mission.

Objectives, Philosophy and Design of Regions’ Compensation Program

Regions’ primary strategic objective is to optimize long-term stockholder value through sustainable and profitable growth, while focusing on superior customer retention and development. In order to achieve this goal, it is imperative that we attract and retain individuals with outstanding talent, expertise and leadership abilities. We seek to motivate and reward these leaders when they successfully execute our annual and long-term strategic business plans to build long-term stockholder value. It is important to design programs that not only will help us succeed in our mission but that also ensure that we uphold our values in this rapidly changing marketplace. To this end, the objectives of the executive compensation program are to:

•	Attract and retain highly talented, dedicated and results-oriented executives;

•	Reward current performance and motivate to ensure future performance, placing the majority of our emphasis on performance-based compensation rather than fixed pay and entitlements;

•	Make senior leadership feel like owners and align their long-term interests with those of stockholders;

•

Maintain a position of internal equity with executive benefits programs that are comparable to those of other key associates (perquisites should be used only where supported by a clear business rationale); and

•	Remain competitive as compared to Regions’ peer group.

Our compensation and benefit programs operate under the guidance and oversight of the Compensation Committee of the Regions’ Board of Directors (the “Compensation Committee” or the “Committee”). The Compensation Committee is responsible to the Board for approving Regions’ executive compensation philosophy and ensuring that the compensation programs and policies of the Company support the business goals and strategic plans approved by the Board. The Compensation Committee operates under a written charter adopted by the Board. A copy of the charter is available at www.regions.com under Shareholder Information/Corporate Governance/Committee Charters.

Compensation Committee Operation

Before the start of each year, the Compensation Committee meets with members of executive management to discuss the business plans and goals for the Company for the coming year. Members of the executive management team advise the Committee regarding business plans, business risks, expected financial results and stockholder return expectations. Subsequently, there is a meeting in an executive session to review and approve all of the goals to be used to evaluate the Chief Executive Officer’s (“CEO”) performance for the coming year. During executive session, the Committee also sets the base pay amount and establishes all incentive opportunities for the CEO in consultation with its independent compensation consultant (described below). The CEO, in consultation with the Committee’s independent consultant, makes recommendations to the Committee regarding the target compensation levels for the executive officers other than himself. The Committee reviews the CEO’s recommendations and approves the levels of target compensation it deems appropriate.

Composition.    The Committee is composed of independent, nonemployee directors who are not eligible to participate in any of the management compensation programs of the Company. The current members of the

Committee are: Claude B. Nielsen—chair, George W. Bryan, Earnest W. Deavenport, Jr., Martha R. Ingram, Susan W. Matlock and Lee J. Styslinger III. Each of these members has been determined to be independent as defined by New York Stock Exchange rules, applicable Securities and Exchange Commission rules and regulations, and Regions’ categorical standards for director independence.

Committee Meetings.    Compensation Committee meetings are held as often as necessary to allow the Committee to perform its duties and responsibilities. Although many compensation decisions are made in the first quarter of the year, the decision-making process is continuous and neither ends nor begins with any one meeting. During 2007, the Committee met six times to review, discuss and approve compensation decisions for the Company.

The Committee asks its independent consultant to attend all regularly scheduled meetings, as well as some of the Committee’s special meetings. Other outside advisors, including legal counsel to the Committee, may also attend meetings when the members feel additional guidance on specialized topics is needed. Meetings are typically attended by the CEO and representatives of the human resources function. From time to time, the Committee may also ask to hear presentations from other executive officers.

Before every regularly scheduled Compensation Committee meeting, the Chairman meets with the Committee’s independent consultant, the Director of Human Resources and the Manager of Compensation and Benefits of the Company to discuss the meeting agenda. The CEO and other advisors, including legal counsel, may join the agenda review meeting from time to time at the request of the Chairman. Supporting materials for each meeting are prepared in advance by members of executive management and by the Committee’s independent consultant. These materials are circulated to Committee members several days in advance of the meeting to allow time for review. Typically these materials may include information about Company and individual performance, budgets and strategic objectives for the future, peer group comparisons, industry trends and practices, and regulatory updates, as well as other topics the Committee deems applicable to the decision-making process.

Executive management contributes to the compensation setting process. The Committee consults with executive management on business plans and budgets in establishing performance targets and objectives. The Committee also solicits the CEO’s evaluation of performance for officers other than himself, including his recommendations on appropriate pay levels for his management team. Every Compensation Committee meeting, however, is concluded with an executive session without the participation of any member of the executive management team. The independent consultant typically participates in a portion of these executive sessions.

Independent Consultant.    The Compensation Committee retains sole authority to hire, approve compensation, determine the nature and scope of responsibilities, evaluate performance and terminate the services of its independent compensation consultant. During 2007, the Committee engaged McLagan, a nationally recognized financial services industry human resource consulting firm, for advice relating to Regions’ executive compensation programs and practices. While the independent consultant reports directly to the Committee, the Committee has instructed the consultant to work together with management of Regions to obtain information and further the goals of the Committee. The Committee does not believe there are any conflicts of interests with McLagan, because the firm does not perform work for executive management of the Company and provides no substantial services to the Company other than executive compensation consulting and related services that it provides to the Committee. The scope of McLagan’s work during 2007 included:

•	Attending all 2007 Committee meetings;

•

Providing the Committee with competitive market data to assist in establishing appropriate levels of compensation components, such as base salary levels, cash incentive opportunities, long-term incentive grant amounts as well as benefit levels for executive management;

•	Assisting the Committee with the review and establishment of performance criteria for Regions’ annual and long-term incentive programs;

•	Advising the Committee in connection with year-end compensation decisions;

•	Advising on the development of new best practice and market competitive change-in-control agreements; and

•	Providing current trend information on industry and executive compensation issues.

Competitive Market Review.    In determining market competitiveness for compensation, the Compensation Committee, with the assistance of its independent consultant, regularly reviews the compensation of Regions’ executives against that of designated competitors as well as the financial services industry in general. The Committee carefully considers this information, as well as differences in peer compensation strategies and programs in making its decisions. The Compensation Committee re-evaluates this peer group on a periodic basis, and it is anticipated that the peer group will change over time due to industry consolidation and other factors.

The current primary compensation peer group is listed in the table below:

Primary Compensation Peer Group

BB&T Corp

Comerica Inc.

Fifth Third Bancorp

KeyCorp

M&T Bank Corp

National City Corp

PNC Financial Services Group Inc.

Sovereign Bancorp Inc.

SunTrust Banks Inc.

US Bancorp

Wachovia Corp

Washington Mutual Inc.

Wells Fargo & Co.

The compensation peer group is not the same as the group of companies that make up the S&P Banks Index presented in Regions’ Annual Report on Form 10-K. The Compensation Committee believes that the S&P Banks Index represents a larger sample of financial institutions than is appropriate for benchmarking executive compensation. Our compensation peer group represents a smaller group of financial institutions tailored primarily by asset size and core business services. The Compensation Committee believes that these companies have executive positions that are most similar in breadth and scope to Regions and represent the financial institutions that will primarily compete with us for our top executive talent.

In addition to annually reviewing specific information with respect to the selected peer group, however, our independent consultant will also periodically review the Company’s total compensation program against broader financial services industry survey data, both individually compiled by the independent consultant and compiled by other sources. These sources include major compensation surveys prepared for the financial services industry by the human resource consulting firms of Watson Wyatt, Towers Perrin and Hewitt Associates. The Committee believes this effort is important to ensure compensation and benefit programs are competitive and in keeping with financial industry norms and practices. Also, due to the unique nature of the Company’s brokerage and investment banking subsidiary, the Committee will use specifically designed peer group information (provided by the independent consultant) to benchmark compensation for certain executive positions such as the CEO of Morgan Keegan.

Compensation Components.    In order to support our stated objectives, our current executive compensation program is built upon a framework that includes the following components:

•	Base Salary

•	Annual Cash Incentive Compensation

•	Long-Term Stock-Based and Cash-Based Incentive Compensation

•	Other Benefits and Perquisites

•	Employment Agreements, Change-in-Control Protections, Career Awards and Post-Termination Pay

Base Salary.    Base salary is a critical element of our compensation program because it provides our executive management with assured cash compensation and forms the basis for our annual incentive targets. However, Regions’ compensation philosophy is to emphasize variable and performance-based rewards rather than fixed-pay rewards and entitlements. We believe that the compensation of our most senior level executives—the levels of management having the most ability to influence our performance—should be predominately performance-based. Therefore, base salaries make up less than half of the cash compensation package contemplated for the performance levels we expect. To determine appropriate levels, we generally target our average salary for a position at the 50th percentile level of peer and other nation-wide financial institution comparisons. The base salaries of the individuals we employ in these positions may vary from this 50th percentile benchmark based on the importance of the position to our business plans, as well as qualifications and experience of the individual holding the position, scope of responsibilities and individual performance.

Annual Cash Incentive Compensation.    One of the central beliefs on which our compensation philosophy is based is that a greater percentage of compensation should be at risk for executives who bear higher levels of responsibility for our performance. To support this belief, we provide our executives with the opportunity to earn performance-based annual cash incentives each year. We intend that these incentives will be much more significant than base pay in determining the total compensation received by an executive if he or she performs at expected levels of achievement. Because annual cash incentive payments require the achievement of measurable results based on goals and objectives set at the beginning of the year, payouts are strongly performance-based and may be highly variable—ranging from nothing to more than two times an executive’s base pay. The goals and objectives set at the beginning of the year for the CEO will relate primarily to the achievement of expected financial performance of the Company for the year. Goals and objectives for other officers will include the same Company financial objectives; however, up to 50% of their incentive opportunity may also be based on more subjective goals and the CEO’s evaluation of individual contributions to the achievement of these goals in each of their areas of influence and control.

In an effort to comply with Section 162(m) of the Internal Revenue Code (“IRC”) and to allow the Committee to set and reward the achievement of strategic objectives, annual cash incentives are generally paid under one of two incentive plans adopted by the Company. These plans are: (i) the Executive Bonus Plan and (ii) the Management Incentive Plan. The Regions Executive Bonus Plan is intended to qualify as “performance-based” compensation for purposes of Section 162(m), and as such requires the Company to set goals and objectives based on one or more of the corporate performance metrics specified in the plan. To comply with Section 162(m), the Committee pre-establishes the performance goals applicable to annual incentives paid under the plan, and the plan currently limits the total annual cash incentive that can be paid to an eligible executive to $2.5 million in any given year. Any increase in that limit would need to be approved by Regions’ stockholders. The Compensation Committee monitors compliance with the Section 162(m) limit on an annual basis, because the Committee believes preserving the deductibility of compensation paid under this plan is important to Regions’ stockholders. See page 28 of this proxy statement for a discussion of our policy on tax deductibility under Section 162(m).

The Management Incentive Plan is a broader-based annual incentive plan that allows the Company to reward executive and other key officers of the Company (other than the CEO and Chairman) based on more individualized and subjective goals which are also set at the beginning of each year. Although the Committee considers this plan to be performance based, the plan does not qualify as “performance-based” compensation for tax purposes under Section 162(m) of the IRC. With the exception of Mr. Hall, the officers covered by this plan generally are not subject to the tax deductibility provisions of Section 162(m).

While these two plans are intended to be the primary means of providing annual cash incentives to executive officers, the Committee has reserved the right to pay executives bonus compensation outside of either plan if members of the Committee, in their sole discretion, determine it to be appropriate and in the best interests of stockholders in furthering the success of the Company.

In the first quarter of each year, the Compensation Committee approves annual incentive target awards for each executive. Target awards are expressed as a percentage of the executive’s salary and therefore are also directly impacted by the base salary amounts established for the executive officer. In setting the target bonus opportunity amounts, the Committee reviews with its independent consultant competitive market data focusing on the 50th percentile of annual bonus payments made to similarly situated executives of peer institutions. The Committee generally sets the target bonus amount for an executive near the 50th percentile, but may set target amounts at different levels depending upon the position and its importance to Regions in achieving our strategic goals.

Minimum levels of achievement must be met in order to receive any payment under either plan. If the required minimum level of achievement is not met for a goal, an executive will get zero credit for that goal in the calculations of any annual cash payment under the plan. If all minimum performance levels are met, an executive will receive 50% of the target amount. In order to achieve a payment equal to the target amount, all of the target-level performance goals set by the Committee at the beginning of the year must be 100% achieved. Finally, in the event the annual performance goals are significantly exceeded, the executive is eligible for a maximum annual cash payment of 200% of the target amount.

The Committee does not maintain a stated policy with regard to cash versus noncash compensation or current versus future compensation. However, the allocation for each of the named executive officers is reviewed by the Committee annually.

Long-Term Stock-Based and Cash-Based Incentive Compensation.    Consistent with the Committee’s compensation philosophy as described above, it is important to make Company executives and other key employees feel like owners. That objective is primarily achieved through the grant of equity-based compensation. The Committee believes that common stock ownership and stock-based compensation are the most effective means of accomplishing this goal, because these tools serve to focus senior management on the creation of long-term wealth for our stockholders. Regions has historically used a variety of long-term stock-based awards, including stock options and both performance-based and service-vested restricted stock and restricted stock units.

In addition, however, the Committee believes that from time to time, it is important to emphasize other long-term goals of the Company that may not be directly tied to stock price appreciation, but may still be critical operating measures for the Company. Measures such as earnings per share, return on equity and return on assets, for example, may not immediately and directly affect our stock price, but the achievement of the goals established should have a meaningful and positive impact on future stockholder value. Therefore, we may also pay cash-based long-term incentive awards to our executive officers that will reward multi-year performance based on the sustained achievement of these financial goals.

The amount of long-term stock-based and cash-based compensation awarded to an executive is not determined through any formula related to base salary or annual incentive compensation, but is rather a separate award determined by the Committee on an annual basis. In making the determination of annual long-term grant amounts, the Committee consults with its independent consultant and reviews competitive market data in determining the award levels. The Committee then generally establishes tiers of award levels. The value of the award level for each tier will approximate the 50th percentile of awards to similarly situated executives at our peer group competitors. Values awarded to individual executive officers whose positions are similarly valued by the Company are generally consistent with each other and no differentiations are made based on service or performance. In addition, the Committee generally does not consider how much stock an executive owns or any prior year awards in making awards, because it believes it is important that current compensation remain attractive in the fiercely competitive financial services industry.

Equity Grant Polices and Practices.    A grant of equity compensation to executive officers and other key employees is generally made on an annual basis. Stock option grants are set in accordance with the terms of our stockholder-approved plans with the exercise price for options issued under legacy Regions’ plans determined by averaging the high and the low stock prices as of the date of grant and with the exercise price for options issued under the legacy AmSouth plans based on the closing price of the common stock on the date of the grant, as provided in each plan.

The Committee previously adopted a policy that set the grant date for the annual grant of equity awards as the date that is three business days following the annual stockholders meeting, and this is the policy under which grants for the 2007 year were established. This timing was originally selected to enable us to consider prior year performance by Regions and the potential recipients as well as our expectations for the current year. In early 2008, the Committee revised its policy for the annual grant of equity compensation and beginning in 2008 will make these awards in the first quarter of the year to coincide with the annual performance management compensation review process established by the Company for all of its associates.

The Committee specifically approves all grants of equity compensation to executive officers of Regions as well as other officers covered by Section 16(a) of the Securities Exchange Act of 1934. The Committee has delegated authority to the CEO, however, to determine and approve annual grants to other key employees within certain limits and guidelines established each year. In addition, the Committee also delegates to the CEO the authority to make special grants to new hires or to key officers other than executive officers within guidelines and limits set by the Committee each year. For these grants, the Committee’s policy provides that grants will be made on the first business day of the calendar quarter following the hire date or the determination for the need to grant an award for retention purposes. This timing was chosen to prevent even an appearance that either management or the recipient could manipulate the pricing date, and also to reduce the administrative and accounting burden for Regions personnel that would be created by multiple grant dates. Any grants approved by the CEO are reported to the Chairman of the Committee on a quarterly basis following the grant date.

Stock Ownership Guidelines and Stock Retention Requirements.    Regions has adopted stock ownership guidelines for its executive officers and members of the Board to ensure that they have a meaningful economic stake in Regions. These guidelines are designed to maintain stock ownership levels high enough to ensure our officers’ and Directors’ commitment to stockholder value creation.

Our CEO is required to hold shares of Regions’ common stock in an amount equal to at least five times base salary and each of the other executive officers is required to hold Regions common stock in an amount equal to at least three times base salary. Each non-employee Director is required to hold at least 1,000 shares of Regions’ common stock.

The stock ownership guidelines were adopted by the Board in September 2004 and revised for non-employee Directors in January 2008. For purposes of meeting the guidelines, the following types of stock ownership are counted: outstanding shares directly owned by the officer or Director, restricted stock, restricted stock units, stock equivalents allocated through any deferred stock investment plan, shares held in an executive officer’s 401(k) plan account and deferred vested stock. Any executive officer or Director who does not meet the ownership guidelines upon becoming an executive officer or Director has five years to achieve the applicable level of ownership. Except to the extent a named executive officer or non-employee Director is required to hold shares of Regions’ common stock to satisfy the stock ownership guidelines described above, the Company has not established any other stock retention requirements.

Accounting for Stock-Based Compensation.    Beginning on January 1, 2006, Regions began accounting for stock-based compensation under its long-term incentive plans in accordance with the requirements of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123(R) (“FAS 123(R)”).

Policy on Tax Deductibility of Executive Compensation.    As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the IRC, which provides that public companies generally may not deduct compensation of more than $1 million of non-“performance-based” pay paid to named executive officers. Cash compensation paid under Regions’ Executive Bonus Plan is generally designed to be fully deductible for federal income tax purposes; however, in certain situations, the Committee may approve annual cash compensation that will not meet these requirements in order to ensure our ability to drive the achievement of strategic non-financial objectives and ensure competitive levels of total compensation or changing business needs. Likewise, with the exception of awards of service-based restricted stock and restricted stock units, awards under our stockholder-approved long-term equity incentive plans are also designed to qualify under the “performance-based” provisions of Section 162(m).

Other Benefits and Perquisites.    In addition to base salaries, annual incentive compensation and long-term cash and equity-based awards that we pay to our executives, we also provide retirement benefits, termination benefits (in the form of employment and change-in-control agreements) and perquisites.

Regions Retirement Plans.    Due to its mergers with both Union Planters in 2004 and with AmSouth in 2006, Regions sponsors a number of retirement plans which are briefly summarized below, but more fully described on pages 49-52 in conjunction with the pension benefits table. However, also due to these mergers and the fact that executive officers may have come from different organizations, executive officers will not participate in all the plans described here.

(1) The Regions Financial Corporation Retirement Plans.    The Regions Financial Corporation Retirement Plan (the “Retirement Plan”) is a non-contributory tax-qualified plan that was frozen to new participants beginning January 1, 2001 (though participants who were in the plan as of that date continue to accrue benefits). The Regions Supplemental Retirement Plan (the “Company SERP”) (which was also frozen to new participants) was designed to supplement the Retirement Plan by providing benefits (on a nonqualified basis) to eligible participants by reference to salary earned by participants in excess of the limits permitted by the tax-qualified plan limits. No current executive officer participates in either of these plans, although Mr. Jordan participated in the Retirement Plan (but not the Company SERP) for the portion of 2007 during which he was employed by the Company.

(2) Union Planters Retirement Plans.    In our merger with Union Planters Corporation, we assumed two nonqualified executive retirement plans: (a) the Union Planters Corporation Supplemental Retirement Plan (the “UPC SERP”) and (b) the Union Planters Deferred Compensation Plan for Executives (the “UPC Deferred Compensation Plan”). Participation in both plans has been frozen, but we agreed as part of that merger that management employees of Union Planters who were participating in the plans as of the effective date of the merger would be eligible to continue their participation in the plans. The only executive officer to participate in these plans during 2007 was Mr. Moore.

(3) AmSouth Retirement Plans.    Following the merger with AmSouth, Regions assumed the AmSouth Retirement Plan, a non-contributory tax-qualified defined benefit plan, and the AmSouth Supplemental Executive Retirement Plan (the “AmSouth SERP”), a nonqualified supplemental retirement plan. The AmSouth Retirement Plan and the AmSouth SERP were frozen to new employees as of November 2006 (although current participants continue to accrue benefits). In 2007, Mr. Ritter, Mr. Yother, Mr. Hall and Mr. Mayer each participated in these plans.

(4) The Regions 401(k) Plan, the Regions Supplemental 401(k) Plan, the AmSouth Thrift Plan and the AmSouth Supplemental Thrift Plan.    These plans allow eligible associates to contribute on a pre-tax basis a portion of their total base and annual incentive compensation into investment accounts that are held and invested on a tax deferred basis until termination of employment or retirement age. The Regions 401(k) Plan and the AmSouth Thrift Plan are tax-qualified 401(k) savings plans in which all eligible associates can participate, while the Regions Supplemental 401(k) Plan and the AmSouth Supplemental Thrift Plan are nonqualified plans for associates whose participation in the 401(k) plan is generally limited due to tax-qualified plan wage and contribution limits. The Company makes a contribution to the plan equal to the deferral rate elected by the participant up to a maximum of 6% of pay. Mr. Ritter, Mr. Yother, Mr. Hall and Mr. Mayer participated in the AmSouth Thrift and Supplemental Thrift plans during 2007 while Mr. Jordan participated in the Regions 401(k) and Supplemental 401(k) plans for the year.

Perquisites.    Our executive officers are eligible to participate in employee benefit programs generally available to all associates. While we do not offer a broad range of perquisites (“perks”) to our executive officers, we have provided certain personal benefits and perks that are not generally available to the rest of our associate population. The value of these benefits is set forth in the Summary Compensation Table under the column “All Other Compensation” and detail is set forth in footnotes to the table.

The Committee believes providing these benefits aligns with our need to attract and retain superior management talent for the benefit of all Regions stockholders. Benefits are either considered as a part of the compensation program or are provided to executives for reasons we believe protect the interests of our stockholders. In 2007, executive officers continued to be eligible for financial planning services, company-paid excess liability policies, company-provided security coverage for private residences and enhanced coverage for annual routine physicals. In the case of Mr. Ritter and Mr. Moore only, personal use of corporate aircraft is also provided.

It is our policy to require that our Chairman and CEO use Company-owned or other non-commercial aircraft for all business and personal travel, except when travel by commercial aircraft is demonstrably more efficient and does not involve unreasonable personal risks. We have adopted this policy primarily to ensure the physical security of our Chairman and CEO and their families as well as to accommodate the numerous availability and efficiency concerns of the Company.

The Compensation Committee periodically reviews the personal benefits and perks available to executive officers to determine whether these programs continue to serve the purposes for which they were intended. The Committee has historically discontinued any program that it determines no longer serves a valid purpose. For instance, at the beginning of 2007, we stopped providing company cars to Mr. Ritter and Mr. Moore and ended automobile allowances to each of our other executive officers. In addition, the Committee stopped allowances that were previously provided to cover the expenses of joining and maintaining social club memberships for all of our executive officers. The Company also ceased paying for supplemental disability policies for executive officers.

In addition to the broad-based benefits programs Regions sponsors and the perks listed above, certain named executive officers also participate in other executive life insurance or split-dollar life insurance policies insured through third-party insurers. Under a special executive life insurance program assumed from Union Planters, Mr. Moore currently has an insured benefit of $450,000. In addition, Mr. Moore has split-dollar life insurance policies that upon his death currently pay a death benefit of $29,000,000 and split-dollar insurance policies totaling $74,675,970 that pay upon the death of both Mr. Moore and his spouse. All of the split-dollar insurance arrangements provide that the premium payments paid by the Company towards the benefits will be repaid to the Company at death, or earlier as provided for pursuant to each arrangement. Mr. Ritter entered into two non-equity split-dollar life insurance agreements with AmSouth, which have a coverage amount of $10,109,829, payable after both Mr. Ritter and his spouse have died. At the death of both Mr. Ritter and his spouse, all previously paid premiums will be repaid to Regions from policy proceeds.

Employment Agreements, Change-in-Control Protections and Post-Termination Pay.    Due to continuing consolidation in the financial services industry and for competitive and fairness reasons, we believe it is important to protect senior management and other key associates in the event of certain terminations of employment or a change-in-control of Regions and the adverse employment consequences that can result from that type of business transaction. The interests of stockholders will be best served if the interests of our senior management are aligned with them. The occurrence or potential occurrence of a change-in-control will create uncertainty regarding the continued employment of our executive officers and providing employment protection should eliminate, or at least significantly reduce, any potential reluctance of our executives to pursue potential transactions that may be in the best interests of stockholders. As a result, we have entered into agreements with executive officers that govern some of the terms of their employment and compensation, the details of which are covered in the 2007 Compensation Decisions section of this proxy statement as well as in conjunction with the Potential Payments Upon Termination or Change-in-Control table on pages 58 through 63 of this proxy statement.

Our 2007 Compensation Decisions

The Compensation Committee reviewed all aspects of compensation for our executive officers for 2007 relative to the competitive market as well as the results delivered on established objectives. The Committee concluded that 2007 compensation for executive officers is within competitive market norms and is appropriate based on the Company and individual performance results achieved during 2007.

2007 Base Salary Levels.    Named executive officers’ base salaries for 2007 were reviewed by the Compensation Committee at the beginning of 2007. All of the named executive officers, other than Mr. Ritter and Mr. Moore, received a base salary increase for 2007. In addition, due to the departure of Mr. Jordan as CFO in April and the promotion of Mr. Yother to the position of CFO at that time, the Committee approved a base salary increase for Mr. Yother. In making decisions regarding base salaries, the Compensation Committee at the time reviewed individual performance assessments and recommendations from executive management, as well as peer group comparisons from survey data for other financial services companies as prepared by its independent compensation consultant. The Compensation Committee generally intended for the 2007 base salaries of the named executive officers to be close to the median or 50th percentile of the base salaries of the corresponding executive officers of the companies in the survey group, but also factored in an inherently subjective assessment of the comparative contributions of the executive personnel to Regions’ continued financial and operating success.

Mr. Ritter—Mr. Ritter’s base salary was not changed from $995,000 for 2007. In making this decision, the Committee consulted with its independent compensation consultant in executive session and reviewed compensation levels for chief executive officers among our peer group and the financial services industry in general. The decision to leave Mr. Ritter’s base salary at the same level as it has been for several years was in part due to the competitive analysis and in part driven by the Committee’s belief that most of Mr. Ritter’s compensation should be highly performance-based and driven by the success of the Company. The Committee therefore elected to keep Mr. Ritter’s base pay at the current level and focus any recommended increases in pay opportunity toward annual incentive compensation. The Committee also considered the impact of Section 162(m) and the tax deductibility of compensation in making this decision.

Mr. Yother—Mr. Yother was not an executive officer at the beginning of the year, and therefore his base salary was not reviewed by the Committee in January along with the rest of the executive officers. However, upon his promotion to Chief Financial Officer after the departure of Mr. Jordan in April of 2007, the Committee granted an increase to Mr. Yother in May of 2007 to bring his total base salary for the year to $460,000 annually.

Mr. Hall—After the merger with AmSouth, Mr. Hall, a Senior Executive Vice President of the Company, assumed responsibility for execution of all of the Company’s business plans throughout the 16 state footprint of the organization as the Head of the General Banking Group. In addition, Mr. Hall also had responsibility for the Company’s Operations and Technology division. Primarily due to these increased responsibilities and the increased size of the organization after the merger, the Committee approved a base salary level for Mr. Hall of $625,000 effective January 1, 2007.

Mr. Edwards—As the Chief Executive Officer of Morgan Keegan, the Company’s brokerage and investment banking subsidiary, Mr. Edwards’ compensation program has been designed to be much more variable than that of the other executive officers of the Company. To now, our philosophy has been to continue the pay philosophy practiced by Morgan Keegan before its acquisition by Regions in 2001 and to provide Mr. Edwards with a nominal base pay amount with his total compensation highly dependent on an annual bonus based on the performance of the brokerage and investment banking sector of our business. In accordance with that philosophy, Mr. Edwards’ base pay remained unchanged in 2007 at $130,000 annually.

Mr. Moore—Upon the merger with AmSouth, Mr. Moore relinquished his duties as CEO of the Company and became the Executive Chairman of the Company. As a result of his changed duties and in accordance with our Employment Agreement with Mr. Moore, the Committee reduced his base salary effective February 1, 2007 to $746,250.

Mr. Jordan—Mr. Jordan served as the Company’s CFO from the beginning of 2007 until his resignation in April of 2007. Primarily in recognition of the significantly increased size of the organization after the Company’s merger with AmSouth and the complexities of a more diverse and complicated business model, Mr. Jordan’s 2007 base salary level was set at $550,000 annually effective January 1, 2007. The amount indicated in the Summary Compensation Table takes into account the fact that Mr. Jordan left the Company in April of 2007.

Mr. Mayer—Mr. Mayer began the year as a Senior Executive Vice President of the Company and Head of Business Services. In this role Mr. Mayer was responsible for all commercial banking strategy and activities. Due primarily to the increased size of the organization after the merger with AmSouth, in January of 2007, Mr. Mayer was granted a base salary increase that brought his annual base salary level to $525,000 for the year. The amount indicated in the Summary Compensation Table takes into account the fact that Mr. Mayer left the Company at the end of August 2007.

2007 Annual Cash Incentive Payments.    At the beginning of 2007, the Committee established target bonus opportunities for our executive officers (other than Mr. Edwards) based on recommendations from the CEO and the Committee’s independent compensation consultant. Bonus opportunities are expressed as a percentage of base pay and are therefore directly impacted by changes to base pay amounts. In making this determination, the Committee considered prevailing market practice within the financial services industry as well as administrative and communications issues surrounding the bonus plan. The target award percentages were set to be generally comparable to the 50th percentile of annual incentive compensation opportunities provided to similarly situated executives of peer institutions. As we previously described, the Committee believes it is important to measure the performance of executives other than the CEO and Chairman partially on overall corporate performance goals as provided for under the Executive Bonus Plan. However, the Committee also believes it is important to the success of the Company to base a significant part of the compensation for executives at this level on their own individual performance. Therefore, the Committee designated that 50% of the total annual incentive opportunity for executives (other than Mr. Edwards) for 2007 would be derived based on goals for the executive as set by the CEO at the beginning of the year. The following table sets forth the 2007 target bonus opportunity as a percentage of base pay for each executive officer under each of the annual incentive plans established for measuring the performance of the Company and executive officers for the year:

NAME	Executive Bonus Plan Target	Management Incentive Plan Target	Total Incentive Target
Mr. Ritter	160%	N/A	160%
Mr. Yother	60%	60%	120%
Mr. Hall	65%	65%	130%
Mr. Moore	160%	N/A	160%
Mr. Jordan	60%	60%	120%
Mr. Mayer	60%	60%	120%

2007 Performance Goals for the Executive Bonus Plan.    The performance goals for 2007 for the Executive Bonus Plan were established by the Committee in early 2007. Goals were quantitative in nature and were weighted in accordance with their overall importance. In making its determination on goals, the Committee reviewed with Mr. Ritter the business plan for the Company for the coming year and discussed in detail those factors most important to the future success of the Company. More specifically, 2007 corporate performance goals included goals in the areas of earnings per share (“EPS”) (weighted 30%) and return on tangible equity (weighted 30%), both of which are measured based on continuing operations and were calculated excluding merger costs. A third goal established was a goal related to merger cost saves (weighted 30%). Finally, a fourth goal based on the Committee’s evaluation of the success of the senior leadership in leading the organization through the integration of two separate organizations following the merger with AmSouth in late 2006 was established and received a weight of 10%. The following table describes the levels of performance that were required to be achieved in order to receive a threshold, target and maximum award for each performance goal and the level actually achieved:

Performance Goal	Threshold (payout at 50% of target)		Target (payout at 100% of target)	Maximum (payout at 200% of target)	Achieved*	Calculated Results
Diluted EPS*	>	$2.75	$2.85	$2.95	$2.25	30% x 0 = 0%
Return on tangible equity (ROTE)*	>	22%	24%	26%	20.43%	30% x 0 = 0%
Merger cost saves (in thousands)	>	$100,000	$150,000	$200,000	$345,000	30% x 2 = 60%
Success on business plan execution	Did not achieve		Achieved Results	Exceeded Results	Exceeded Results	10% x 2 = 20%
						Total = 80%

*	Diluted EPS and return on tangible equity are from continuing operations, exclude merger charges and are based on non-GAAP information which is described in our 2007 Annual Report on Form 10-K. The performance goals under the Management Incentive Plan were individual goals and are therefore discussed in the following section related to the bonus targets and payments for each individual named executive officer where applicable.

Determination of Individual Incentive Targets and Payments for 2007

Mr. Ritter—As previously noted, Mr. Ritter’s target incentive opportunity was 160% of base pay and was entirely based upon the corporate goals noted in the above table. Therefore, the Committee calculated and approved a bonus of 80% of target for Mr. Ritter which resulted in an annual incentive payment of $1,273,600 for 2007 (80% x 160% x $995,000).

Mr. Yother—As noted above, Mr. Yother had a target incentive opportunity under the Executive Bonus Plan of 60% of base pay. Based on the Company’s achievement of the goals under the Plan, the Committee approved an annual incentive payment for Mr. Yother of $220,800 or 48% of base salary (80% x 60% x $460,000). Mr. Yother also participated in the Management Incentive Plan with a target incentive opportunity of 60% of pay. At the time of his promotion to CFO in April 2007, as an inducement to accept the new position with the Company, the Committee agreed to guarantee that Mr. Yother’s total annual cash incentives for the year would not be less than $828,000. Therefore, Mr. Yother received an additional annual incentive payment of $607,200 for a total of $828,000 for 2007.

Mr. Hall—Under the terms of the Executive Bonus Plan, Mr. Hall’s target incentive opportunity for the year was 65% of base pay. Based on the Company’s achievement of the corporate goals under the Plan as noted above, the Committee approved an annual incentive payment for Mr. Hall of $325,000 or 52% of base salary (80% x 65% x $625,000) under the Executive Bonus Plan. Mr. Hall also participated in the Management Incentive Plan with a target of 65% of pay. At the beginning of the year, Mr. Ritter established qualitative goals for Mr. Hall related primarily to merger integration timelines for systems, branch conversions and divestitures. In addition, Mr. Hall’s goals included customer retention goals and merger cost save goals for the technology division as well as the General Banking Group. The Company completed the merger integration of systems, branches, other facilities and products six months ahead of our previously announced schedule and exceeded our cost saving estimates by a significant amount. Customer retention goals were met and outpaced the industry average despite our significant integration and conversion activities. Under the terms of the Management Incentive Plan, at the end of the year, Mr. Ritter rated Mr. Hall’s performance on these goals at the maximum level of achievement. Mr. Ritter discussed Mr. Hall’s performance against these goals with the Committee, and the Committee certified the calculation of an annual incentive payment under the plan of 130% of base pay or $812,500 (200% x 65% x $625,000). The total annual cash incentive payment to Mr. Hall from the two plans for the year was $1,137,500.

Mr. Edwards—As the Chief Executive Officer of Morgan Keegan, a major subsidiary of Regions, Mr. Edwards’ annual incentive compensation is not paid under the incentive plans described above. Mr. Edwards’ 2007 annual incentive compensation was recommended to the Committee by Mr. Ritter and Mr. Hall after consultation with Allen Morgan, former Chairman of Morgan Keegan who retired at the end of 2007. The recommendations were consistent with the compensation policies that were in place prior to the acquisition of Morgan Keegan by Regions and in accordance with Mr. Edwards’ employment agreement. In making the recommendation to the Committee, Mr. Ritter noted that while the revenues for the brokerage, trust and investment management operations of Regions under Mr. Edwards’ direction had increased in 2007, the division had also been impacted by issues related to mutual fund offerings and the subprime mortgage credit issues of 2007. As there were no predetermined performance criteria set at the beginning of the year by the Committee, the Committee also consulted with its independent compensation consultant in making its decision to award Mr. Edwards an annual incentive bonus of $1,873,000 for 2007 in accordance with guarantees in effect under his Employment Agreement. In addition, Mr. Edwards continues to service some of the firm’s long-standing customers, and as a result, also earned commissions during the year of $56,757 to bring his total incentive compensation for the year to $1,929,757.

Mr. Moore—Mr. Moore retired from the Company at the end of 2007, and the Company entered into a retirement agreement with him based on his employment agreement with the Company. Due to his retirement and payment of the compensation required under those agreements, Mr. Moore did not receive an annual incentive bonus for 2007.

Mr. Jordan—Mr. Jordan left the Company in April 2007 and was not retirement eligible at his termination. Under the terms of the annual incentive plans described above, an executive must be employed at the time of the payment of compensation (except in limited circumstances) in order to receive a payout. Accordingly, Mr. Jordan was not entitled to and did not receive an annual incentive payment for 2007 under either of the Company’s incentive programs.

Mr. Mayer—Mr. Mayer left the Company in August 2007 and was not retirement eligible at his termination. Under the terms of the annual incentive plans described above, an executive must be employed at the time of the payment of compensation (except in limited circumstances) in order to receive a payout. Accordingly, Mr. Mayer was not entitled to and did not receive an annual incentive payment for 2007 under any of the Company’s incentive programs.

2007 Equity-Based and Cash-Based Long-Term Incentive Awards.    In 2007, the Company made its annual grants of equity awards in the form of service-vested options, service-vested restricted stock and performance-vested cash. In establishing these awards for 2007, the Compensation Committee consulted with its independent compensation consultant and reviewed the recommended individual awards, considering the market competitive data and the scope of accountability, financial goals and anticipated performance requirements and contributions expected of the participants. After consultation and review of the competitive market data, the Committee chose to make grants to executives that were not differentiated based on individual performance but represented market competitive grants when compared to the 50th percentile of similarly situated executives based on survey data of the financial services industry, including specific information from our peer group.

The Committee also followed a uniform guideline for all executives and divided the value of the grant into three different grant vehicles. The Committee developed this mix of long-term compensation to ensure the following: (1) significant leverage in the case of stock options when the Company experiences superior performance; (2) retentive power in the case of the grant of service-based restricted stock; and (3) in the case of the performance-vested cash-based long-term awards, directly connecting the interests of executives to those of stockholders in striving for operating goals deemed most indicative of the internal growth required to sustain superior stockholder performance.

Fifty percent of the grant was delivered in the form of stock options with a three-year vesting period and a ten-year life. The Committee determined to allocate half of the long-term award in the form of stock options, because it believes that of the different types of equity-based awards, stock options most closely tie executive and stockholder interests for sustained increases in the value of the Company’s common stock. An executive will only receive value from the grant of a stock option if the price of a share of stock increases in value from the value on the date of the grant.

In addition, however, the Committee also included an allocation of 25% of the total value of the grant in restricted stock. The primary reason for granting a portion of the grant as restricted stock is the retentive nature of such a grant. In making this decision, the Committee considered that after the AmSouth merger all of the pre-merger awards granted to AmSouth associates had vested in accordance with their terms upon the change-in-control that had occurred with the merger. The Committee believed it was in the best interest of the Company’s stockholders to allocate some of the value of the 2007 grant amount in the form of restricted stock with immediate value that is subject to forfeiture, in order to create a strong incentive to remain with the Company.

The Committee elected to deliver the final 25% of the value of the grant in the form of a cash award that is tied to attainment of operating measures of the Company rather than stock price. The Committee established a two-year performance period to coincide with the strategic plan of completing the integration of the AmSouth merger, and selected a cumulative diluted EPS goal (from continuing operations and excluding merger costs) as the sole goal used to measure performance. The cash performance unit grant requires the Company to achieve a goal for the two-year period of diluted EPS of $5.65 per share (from continuing operations and excluding merger costs) before any award is paid under the grant. At this threshold, a recipient would receive a cash payment equal to 50% of the target award. In the event of achievement of the target goal of $5.90 per share (from continuing operations and excluding merger costs), a recipient would receive a cash award of 100% of the target award value. A maximum award of 300% of target would be paid to recipients in the event the Company’s diluted EPS (from continuing operations and excluding merger costs) at the end of the two-year period is $6.15 per share or more.

The following table represents the total economic value of our annual long-term equity-based and cash-based grants for each of the named executive officers during 2007:

Name	Economic Value of Options	Economic Value of Restricted Stock	Target Value of Cash-Based Performance Unit Award
Mr. Ritter	$2,250,000	$1,125,000	$1,125,000
Mr. Yother	$500,000	$250,000	$250,000
Mr. Hall	$750,000	$375,000	$375,000
Mr. Edwards	$375,000	$187,500	$187,500
Mr. Moore	$1,687,500	$843,750	$843,750
Mr. Jordan	$0	$0	$0
Mr. Mayer	$500,000	$250,000	$250,000

In reviewing the 2007 long-term equity-based and cash-based grants, it is important to note that the values indicated above will not correspond to the values of awards presented in the Summary Compensation Table (as well as the 2007 Grants of Plan-Based Awards table for stock options). One of the reasons for the difference is that the Summary Compensation Table requires a presentation of all equity-based and other plan-based expenses recognized by Regions during 2007, including any amount from current and prior years’ awards that were considered 2007 expense under FAS 123(R). Second, in making these grants to associates for 2007, the Compensation Committee assigned an “economic value” to a stock option equal to 25% of the value of a share of stock. The value reflected in the Summary Compensation Table as well as the 2007 Grants of Plan-Based Awards table for stock options are presented using the amount Regions is required to record as stock option expense in our financial statements using FAS 123(R). Under these rules, the value used for financial reporting is generally lower than the value assigned by the Committee. The Committee uses the higher “economic value” calculation because it believes this calculation provides a better indicator of the full potential value of options granted, as it takes into consideration the full ten-year option term as opposed to the expected life of options assumption required by the FAS 123(R) valuation process.

2007 Changes in Change-in-Control and Other Employment Agreements

AmSouth Change-in-Control and Employment Agreements—Before Regions’ merger with AmSouth, AmSouth maintained change-in-control agreements with all of its executive officers. The agreements generally defined “change-in-control” to include certain business combinations, acquisitions of company stock or assets, or changes in the composition of the Board of Directors. The completion of the Regions-AmSouth merger constituted a change-in-control under these agreements, and therefore entitled each executive to leave the Company in the event of certain job changes during the two-year period following the change-in-control. In order to encourage the retention of legacy AmSouth officers, and to ensure they remain focused on the business of Regions and as consideration for the legacy AmSouth officers’ agreement to terminate their existing change-in-control agreements, Regions initiated a restricted stock unit program that it designated the “Retention RSU Program”.

Accordingly, many of the AmSouth officers agreed to terminate their existing change-in-control agreements and any ability they may have had to leave the Company with severance benefits provided under those agreements and to enter into new agreements that provide more limited protection in the event of a future change in control of Regions. In consideration for forfeiting the right to leave for good reason and terminating their existing agreement, executives received a Retention RSU award that will vest over a five-year period. The agreement provisions including severance multiples provided in the new agreements were determined by the Committee after a review of competitive financial services industry practices and in consultation with the Committee’s independent consultant and legal counsel. This review resulted in reducing the amount of post termination severance and other benefits following a change-in-control. The new agreements also limited the reasons an executive could leave the Company For “good reason” following a change-in-control. The Committee believes that after these changes, Regions’ new change-in-control severance protections are appropriate for the Company and executives. From among the named executive officers, Mr. Hall elected to participate in the program and received a grant of 150,127 restricted stock units under this program. Mr. Ritter also received a grant of restricted stock units as described below.

Mr. Hall’s Change-in-Control Agreement—Mr. Hall’s new change-in-control agreement, executed in October 2007, provides that during the two-year period following a future change-in-control, if his employment is terminated other than for “cause”, or if he resigns for “good reason”, he would be paid accrued compensation and benefits plus an amount equal to three times his base salary and average annual bonus during the three years preceding the year in which the change-in-control occurs. If employment is terminated for cause, or by reason of his death, disability or resignation other than for good reason, payments would be limited to accrued compensation and benefits. If any payment under the agreement causes Mr. Hall to become subject to the excise tax imposed under Section 4999 of the IRC (referred to as the golden-parachute excise tax provisions), then additional payments may becme due to the extent necessary to avoid a negative consequence to Mr. Hall as a result of the excise tax unless reducing the amounts payable under the contract by up to 10% would cause him not to be subject to the excise tax, in which case his payments would be reduced to avoid any excise tax consequences or payments.

Mr. Ritter’s Employment Agreement—In October of 2007, Mr. Ritter agreed to terminate his existing employment agreement with the Company and effective October 1, 2007 has no agreement to provide any severance benefits following a change-in-control of Regions. As a result of the termination of his agreement, however, Mr. Ritter also participated in the Retention RSU Program and received a grant of 404,984 Retention RSUs. Although Mr. Ritter no longer has an agreement providing for severance benefits, Regions did preserve Mr. Ritter’s post-employment non-competition and non-solicitation restrictions as well as his existing retirement benefits (these benefits did not include any enhancement as a result of the Regions-AmSouth merger) and his existing protection against any future golden-parachute excise tax.

Mr. Mayer’s Change-in-Control Agreement—Mr. Mayer elected to terminate employment from the Company in August of 2007 under the terms of his change-in-control agreement with AmSouth, and will receive severance payments provided for under that agreement along with reimbursement of taxes due under the terms of the Section 4999 golden parachute excise tax provisions of the IRC in March of 2008. Because these payments were earned and deemed non-forfeitable during 2007, these payments are detailed in the “All Other Compensation” column of the Summary Compensation Table on page 39 of this proxy statement.

Mr. Yother’s Change-in-Control Agreement—Mr. Yother did not enter into a new change-in-control agreement or receive a grant under the Retention RSU program and remained subject to the change-in-control agreement he entered into with AmSouth in 2005. The severance protections of Mr. Yother’s agreement were triggered by Regions’ merger with AmSouth, and in the event of Mr. Yother’s termination of employment before the end of the employment period ending in November of 2008, Mr. Yother will be entitled to severance payments under this contract equal to two times the sum of: (i) his base salary, (ii) highest annual bonus and (iii) a long-term incentive plan grant value. In February 2008, Mr. Yother announced his retirement from the Company, and, therefore, will be entitled to these severance payments during 2008.

Mr. Edwards’ 2006 Employment Agreement—In October 2006, Mr. Edwards and the Company entered into an employment agreement. The employment agreement is for an initial term expiring on October 18, 2010. Beginning on October 18, 2010, and on each anniversary that occurs prior to Mr. Edwards’ 62nd birthday, the term automatically extends for an additional one-year period unless, prior to the anniversary, either Morgan Keegan or Mr. Edwards notifies the other of its intention not to extend the agreement. Under his employment agreement, Regions made certain commitments related to Mr. Edwards job responsibilities, duties and reporting relationships. In addition, the agreement stipulates that Mr. Edwards is entitled to receive an annual base salary of at least $135,000. He also is entitled to receive a guaranteed annual cash bonus that cannot be less than 75% of the largest annual bonus paid or payable for any of the three preceding calendar years (the “guaranteed bonus”). The computation of the guaranteed bonus excludes that portion of a prior year’s annual bonus that Morgan Keegan demonstrates would not have been paid but for the minimum bonus. In addition, Mr. Edwards has the opportunity to earn a greater annual bonus based on performance and generally consistent with Morgan Keegan’s practices as in effect prior to October 18, 2006. Under the agreement, Mr. Edwards will also receive long-term incentive compensation awards under Morgan Keegan’s and Regions’ long-term incentive compensation plans on terms and conditions that are no less favorable than those provided to the senior executive officers of Regions and with a value commensurate with Mr. Edwards’ duties and responsibilities. The Agreement also provides for severance benefits in the event of Mr. Edwards’ termination by Regions other than for “cause” or by Mr. Edwards for “good reason”. The provisions of Mr. Edward’s agreement that would entitle him to leave the Company for “good reason” were triggered in 2007 because of changes in Mr. Edward’s corporate reporting relationship. In late February 2008, Mr. Edwards expressed his intent to terminate his employment from the Company for “good reason”, and therefore he will be entitled to receive the severance payments due under his contract during 2008.

Mr. Moore’s 2006 Employment Agreement as amended—Mr. Moore entered into a new employment agreement with Regions (the “2006 Employment Agreement”) in conjunction with entering into the merger agreement with AmSouth. The Board of Directors of Regions at the time the merger was approved determined to enter into the 2006 Employment Agreement in order to ensure Mr. Moore’s continued services to Regions following the merger, particularly during the integration of the two companies, and in consideration of Mr. Moore’s change in responsibility as a result of the merger and the rights Mr. Moore would have had under his existing 2005 Employment Agreement. In January of 2007, Mr. Moore and the Company entered into an amendment to his Employment Agreement. Under the terms of the amended Employment Agreement, Mr. Moore would serve as the Chairman of the Board of Directors of the combined company for two years (reduced from an original term of four years). During the term, Mr. Moore would receive annual base salary, annual bonus and long-term incentive compensation of not less than 75% of those provided to Regions’ CEO, with newly granted long-term incentive awards to vest no later than the expiration of the two-year term of his employment agreement.

The 2006 Employment Agreement also implemented some of the provisions of the 2005 Employment Agreement that would have been triggered upon the merger with AmSouth. Accordingly, the agreement provided for a payment on March 1, 2007 of (i) the maximum present value of his benefit under the UPC SERP, (ii) the balance of his deferred stock account and (iii) the change-in-control benefits under his existing employment agreement. The agreement also provided that, on completion of the merger with AmSouth, all of Mr. Moore’s equity-based compensation awards vest and his options remain exercisable in accordance with their full terms. In addition, Regions confirmed its agreement to honor the existing terms of the trust agreement pertaining to the payment of premiums on Mr. Moore’s life insurance policies.

Finally, as part of the amendment to Mr. Moore’s Employment Agreement, the Compensation Committee also determined to resolve Regions’ obligations under the equity split-dollar life insurance arrangements with Mr. Moore and his spouse. Following the adoption of the Sarbanes-Oxley Act, Regions ceased making premium payments on the insurance policies as the payments could have been characterized as prohibited loans by Regions to Mr. Moore. As a result, the potential death benefit under the policies was substantially less than originally intended and was being further reduced over time. The amendment removed any obligation of Regions to make additional premium payments and provided for a lump sum $3.8 million payment to Mr. Moore to compensate him for lost benefits going forward. However, Mr. Moore lost substantial benefits over the past four years, for which he agreed he would not be compensated. The cash payment was substantially less than the anticipated premium payments would have been.

Mr. Moore’s 2007 Retirement Agreement—On November 6, 2007, Regions and Mr. Moore entered into a retirement agreement under which Mr. Moore will be paid the severance payment and other benefits described under his existing employment agreement. Under the retirement agreement, Regions will also provide Mr. Moore with an office and secretarial support at Regions’ offices in Memphis, Tennessee until November 4, 2008, post-retirement financial planning services and relocation benefits under Regions’ relocation policy. In addition, Regions agreed to waive the non-competition provision of Mr. Moore’s existing employment agreement. The amounts represented in the “All Other Compensation” column of the Summary Compensation Table on page 39 of this proxy statement reflect the value of the severance payments paid to Mr. Moore under the terms of his retirement agreement.

Mr. Jordan’s Change-in-Control Agreement and Enhanced Retention Agreement—Mr. Jordan had a change-in-control agreement with the Company that would have provided him with certain post-termination benefits if he had been terminated without “cause” by Regions or if he had resigned for “good reason”. Mr. Jordan left the Company during 2007 to become the CFO of another financial services company. Mr. Jordan’s termination of employment was voluntary and did not qualify for any special payments under the terms of his agreements with the Company. The Summary Compensation Table reflects the accrued salary and other payments Mr. Jordan received. These payments are the same payments to which any other terminating associate of Regions would be entitled.

COMPENSATION COMMITTEE REPORT

Regions’ Compensation Discussion and Analysis is included in this proxy statement. Regions has the primary responsibility for the Compensation Discussion and Analysis.

On behalf of the Board of Directors, the Compensation Committee oversees the development and administration of Regions’ compensation program for officers and key employees of senior management. As part of this responsibility, the Compensation Committee has reviewed and discussed with Regions’ management the contents of the Compensation Discussion and Analysis.

Based on its review and discussion, and subject to the limitations on the role and responsibility of the Compensation Committee, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into Regions’ Annual Report on Form 10-K for the year ended December 31, 2007.

THE COMPENSATION COMMITTEE

Claude B. Nielsen (Chairman)

George W. Bryan

Earnest W. Deavenport, Jr.

Martha R. Ingram

Susan W. Matlock

Lee J. Styslinger III

2007 COMPENSATION

The following tables contain information about the Chief Executive Officer, Chief Financial Officers, the three other most highly paid executive officers at the end of 2007 and one other individual who would have been one of the three most highly paid executive officers but for the fact that he was not an executive officer at the end of 2007.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
C. Dowd Ritter	2007	995,000	1,740,806	1,342,286	1,273,600	2,031,330	330,116	7,713,138
Chairman, President and Chief Executive Officer	2006	995,000	6,641,780	1,511,191	7,410,440	1,132,335	743,243	18,433,989

Alton E. Yother	2007	460,000	250,505	298,286	828,000	105,938	75,291	2,018,021
Senior Executive Vice President and Chief Financial Officer

O.B. Grayson Hall, Jr.	2007	625,000	281,673	99,429	1,137,500	898,541	832,063	3,874,206
Senior Executive Vice President and Head of the General Bank

G. Douglas Edwards	2007	130,000	322,267	144,319	1,929,757	91,756	3,175	2,621,275
President and Chief Executive Officer of Morgan Keegan	2006	130,000	369,396	90,680	2,470,802	—	120,530	3,181,408

Not an Executive Officer following December 31, 2007

Jackson W. Moore	2007	764,896	847,155	1,010,576	0	594,862	9,072,963	12,290,451
Former Executive Chairman	2006	951,391	2,009,000	663,000	2,362,450	10,980,616	12,223,892	29,190,349

Not an Executive Officer as of December 31, 2007

D. Bryan Jordan	2007	160,429	0	0	0	5,598	65,568	231,595
Former Senior Executive Vice President and Chief Financial Officer	2006	470,000	647,328	123,778	752,000	6,561	148,880	2,148,547

W. Charles Mayer	2007	350,000	0	0	0	37,995	14,213,278	14,601,273
Former Senior Executive Vice President and Head of Business Services

(1)	The amounts indicated for the 2007 year represent the 2007 compensation expense for outstanding stock awards, and may represent expense from grants of stock or stock units in 2007 as well as grants of stock or stock units from earlier years. Mr. Moore and Mr. Yother were both retirement eligible during 2007, and as such, the values reflected for them represent the full expense for grants of stock awards for 2007. Mr. Ritter was also retirement eligible and received two grants during the year: the regular annual grant of equity awards which were fully expensed in 2007 and a special retention RSU grant that will not vest until the earlier of five years or the attainment of age 65. Therefore, only the portion of the special RSU grant that vested during 2007 is included in the table above. On behalf of Mr. Jordan, the Company expensed $161,034 due to stock awards granted in earlier years. However, due to his termination of employment in April of 2007, Mr. Jordan forfeited these awards and therefore their value is not reported in the Summary Compensation Table. Mr. Mayer received stock awards during 2007, and the Company recorded $27,834 in expense during the year. Due to his termination of employment in August 2007, these awards were forfeited and therefore their value is not reflected in the Summary Compensation Table.

For more detail regarding 2007 grants of stock awards, please see pages 33 through 35 of the Compensation Disclosure and Analysis and the 2007 Grants of Plan-Based Awards table on page 42 of this proxy statement.

For information relating to the FAS 123(R) expense for the grants noted above, please see the 2007 Grants of Plan-Based Awards table on page 42 of the proxy statement.

(2)	The amounts represented in this column for the 2007 year represent the 2007 compensation expense related to vesting of outstanding stock option grants and may represent expense from grants of stock in 2007 as well as grants of stock from earlier years. Mr. Ritter, Mr. Moore and Mr. Yother were early retirement eligible during 2007, and as such, the values reflected for them represent the full expense for stock option grants for 2007. On behalf of Mr. Jordan, the Company expensed $30,944 due to stock option awards granted in earlier years. However, due to his termination of employment in April of 2007, Mr. Jordan forfeited these awards and therefore their value is not reported in the Summary Compensation Table. Mr. Mayer received stock option awards during 2007, and the Company recorded $33,143 in expense during the year. Due to his termination of employment in August 2007, these awards were forfeited and therefore their value is not reflected in the Summary Compensation Table. For more detail regarding 2007 stock option grants, please see pages 33 through 35 of the Compensation Disclosure and Analysis and the 2007 Grants of Plan-Based Awards table on page 42 of this proxy statement.

(3)	This amount represents 2007 performance-based annual bonus amounts paid in February 2008 under the Regions’ Executive Bonus and Management Incentive Plans, except for Mr. Edwards. Mr. Edwards received commissions throughout the year in the amount of $56,757 as well as two performance-based bonuses for 2007 from Morgan Keegan, one paid in August 2007 in the amount of $800,000 and the final amount paid in February 2008 for the 2007 calendar year in the amount of $1,073,000.

(4)	For Mr. Ritter, this amount includes $226,861 in Company contributions to the AmSouth Thrift and Supplemental Thrift Plans and $43,919 in tax gross-ups on certain perquisites and benefits. This amount also includes amounts attributable to the following perquisites: financial planning, the value of group liability insurance, enhanced executive physical coverage and home security system services. These amounts also include AmSouth prior profit sharing plan bonus payments of $7,670 and an amount attributable to the personal use of Company-owned aircraft of $23,170. The method of calculating the value of personal use of corporate aircraft is based on a $1,400 per hour cost, which includes the direct average operating cost of fuel, oil, brakes and tires and is based on an assumed 350 hour year for the aircraft.

For Mr. Yother, this amount includes $38,946 in Company contributions to the AmSouth Thrift and Supplemental Thrift Plans. This amount also includes amounts attributable to the following perquisites: the value of group term life insurance, the value of group liability insurance, financial planning fees, a subsidy for non-company provided health insurance, enhanced executive physical coverage, home security services and tax gross-ups on certain perquisites and benefits.

For Mr. Hall, this amount includes $697,892 in IRC Section 4999 excise tax gross-up payments as required under his Employment Agreement following the Regions and AmSouth merger as well as $94,200 in Company contributions to the AmSouth Thrift and Supplemental Thrift Plans. This amount also includes amounts attributable to the following perquisites: the value of group term life insurance, the value of group liability insurance, financial planning fees, enhanced executive physical coverage, home security services and tax gross-ups on certain perquisites and benefits. This amount also includes AmSouth prior profit sharing plan bonus payments of $2,600.

For Mr. Edwards, this amount includes $3,175 in Company matching contributions to the Morgan Keegan 401(k) Plan.

For Mr. Moore, this amount includes amounts attributable to the following perquisites: $176,165 in Company contributions to the Union Planters Deferred Compensation Plan, $13,500 in Company contributions to the Regions 401(k) Plan, and $3,755,588 in payments to satisfy split-dollar commitments as provided for under the 2007 Amendment to his Employment Agreement. In addition, this amount includes a

$4,993,987 severance payment due to Mr. Moore under his Retirement Agreement that will be paid in July 2008. This amount also includes $54,320 that is the value of Mr. Moore’s personal use of corporate aircraft. The method of calculating the value of personal use of corporate aircraft is based on a $1,400 per hour cost, which includes the direct average operating cost of fuel, oil, brakes and tires and is based on an assumed 350 hour year for the aircraft.

For Mr. Jordan, this amount is attributable to the following perquisites: $54,746 in Company contributions to the Regions 401(k) and Supplemental 401(k) Plans, the value of group term life insurance, financial planning fees, home security services and tax gross-ups on certain perquisites and benefits.

For Mr. Mayer, this amount includes $68,251 in Company contributions to the AmSouth Thrift and Supplemental Thrift Plans, severance payments due under Mr. Mayer’s employment agreement of $7,571,410, IRC Section 4999 excise tax gross-up payments of $1,276,501 and a payment of $5,276,368 that represents a lump sum payment in lieu of pension SERP payments as accelerated and paid due to Mr. Mayer’s termination following the change-in-control of AmSouth after its merger with Regions. Of the $5,276,368 lump sum SERP payment, approximately $3,000,000 represents accrued benefits under the AmSouth SERP that have been previously expensed and do not represent additional compensation while the remainder of the payment is due to the acceleration of vesting and additional years of service and age credits required under the SERP and Mr. Mayer’s employment agreement as a result of the change-in-control of AmSouth. The amount in this column also includes amounts attributable to the following perquisites: the value of group term life insurance, financial planning fees, enhanced executive physical coverage, home security services and tax gross-ups on certain perquisites and benefits. This amount also includes AmSouth prior profit sharing plan bonus payments of $3,467.

Total 2007 Grants. The following table details all equity-based and non-equity plan-based awards granted to each of the officers named in the Summary Compensation Table in 2007.

Our equity grants have been issued under two long-term incentive compensation plans, the Regions 2006 Long-Term Incentive Plan and the 2006 AmSouth Bancorporation Long Term Incentive Compensation Plan (each, an “LTIP”). The 2006 Regions LTIP was approved by stockholders at the 2006 annual meeting and permits grants of awards in the form of stock options, stock appreciation rights, restricted stock, performance shares, performance units, dividend equivalents, or other stock-based awards, or any other right or interest relating to stock or cash. Under the 2006 Regions LTIP, 20 million shares and share equivalents of our common stock were authorized for issuance. Awards under the 2006 Regions LTIP may vest over time or upon the achievement of pre-established performance goals. In addition, awards generally vest on termination of an award holder’s employment within 24 months after a change-in-control of Regions (as defined in the 2006 Regions LTIP to exclude certain merger-of-equals transactions). These extra change-in-control protections under the 2006 Regions LTIP were not triggered by the merger with AmSouth.

The AmSouth 2006 LTIP was adopted by AmSouth and approved by stockholders of AmSouth at the 2006 annual meeting prior to its merger with Regions. Upon its merger with AmSouth, the Company adopted the plan and it remains available under which to issue grants to key employees who were either employed by AmSouth prior to the merger or to new key employees of the Company. Under the terms of the 2006 AmSouth LTIP, grants of awards in the form of stock options, stock appreciation rights, restricted stock, performance shares, performance units, dividend equivalents, or other stock-based awards, or any other right or interest relating to stock or cash were authorized. Awards under the 2006 AmSouth LTIP may vest over time or upon the achievement of pre-established performance goals. In addition, awards vest upon a change-in-control of Regions.

2007 GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Shares of Stock or Units (#)	Exercise or Base Price of Option Awards ($/sh)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name and Principal Position	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
C. Dowd Ritter	4/24/2007	562,500	1,125,000	3,375,000
Chairman, President and Chief Executive Officer	4/24/2007							32,143			1,127,255
	4/24/2007								257,143	35.07	1,342,286
	10/01/2007							404,984			12,271,015

Alton E. Yother	4/24/2007	125,000	250,000	750,000
Senior Executive Vice President and Chief Financial Officer	4/24/2007							7,143			250,505
	4/24/2007								57,143	35.07	298,286

O. B. Grayson Hall, Jr.	4/24/2007	187,500	375,000	1,125,000
Senior Executive Vice President and Head of the General Bank	4/24/2007							10,715			375,775
	4/24/2007								85,715	35.07	447,432
	10/19/2007							150,127			3,963,353

G. Douglas Edwards	4/02/2007								2,000	34.92	10,400
President and Chief Executive Officer of Morgan Keegan	4/24/2007	93,750	187,500	562,500
	4/24/2007							5,358			188,280
	4/24/2007								42,858	35.14	224,576

Not an Executive Officer following December 31, 2007

Jackson W. Moore	4/24/2007	421,875	843,750	2,531,250
Former Executive Chairman	4/24/2007							24,108			847,155
	4/24/2007								192,858	35.14	1,010,576

Not an Executive Officer at December 31, 2007

D. Bryan Jordan
Former Senior Executive Vice President and Chief Financial Officer		—	—	—				—	—	—	—

W. Charles Mayer	4/24/2007	125,000	250,000	750,000
Former Senior Executive Vice President and Head of Business Services	4/24/2007							7,143			250,505
	4/24/2007								57,143	35.07	298,286

(1)	The 2007 equity-based awards for Mr. Ritter, Mr. Yother, Mr. Hall and Mr. Mayer were made under the 2006 AmSouth LTIP. 2007 awards to Mr. Moore and Mr. Edwards were made under the 2006 Regions LTIP. Grants of restricted stock on April 24, 2007 were generally awarded to vest in one lump sum on the third anniversary of the date of the grant. However, due to the terms of Mr. Moore’s Retirement Agreement, vesting of the restricted stock grants was accelerated to vest upon his termination of employment. Grants of restricted stock units in October 2007 to Mr. Ritter and Mr. Hall under the Retention RSU Program discussed on page 35 of the Compensation Discussion and Analysis were awarded to vest in one lump sum on the fifth anniversary of the date of grant.

(2)	For Company stock options granted under the 2006 Regions LTIP, the exercise price is the average of the high and low market prices for the date of grant. For Company stock options granted under the 2006 AmSouth LTIP, the exercise price is the closing market price on the date of grant.

(3)	The FAS 123(R) assumptions for options granted under the 2006 Regions LTIP (i) on April 24, 2007 were: risk free rate of return (4.51%), dividend yield (4.10%), volatility (19.70%) and expected life (5.0 years), and (ii) on April 2, 2007 were: risk free rate of return (4.54%), dividend yield (4.12%), volatility (19.70%) and expected life (5.0 years). The FAS 123(R) assumptions for options granted under the 2006 AmSouth LTIP on April 24, 2007 were: risk free rate of return (4.51%), dividend yield (4.11%), volatility (19.70%) and expected life (5.0 years).

Year-End Holdings. The following table sets forth outstanding equity-based awards held by each of the officers named in the “Summary Compensation Table” in 2007 as of December 31, 2007.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2007

	Option Awards(1)						Stock Awards(2)
Name	Grant Date	Number of Securities Underlying Unexcercised Options (#) Exercisable	Number of Securities Underlying Unexcercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
C. Dowd Ritter Chariman, President and Chief Executive Officer	10/04/99	3,229	—	—	30.96	10/04/09	04/24/07	32,143	760,182	—	—
	10/04/99	315,731	—	—	30.96	10/04/09	10/1/2007	404,984	9,577,872	—	—
	02/11/00	151,247	—	—	20.14	02/11/10	—	—	—	—	—
	02/01/01	493,690	—	—	21.34	02/01/11	—	—	—	—	—
	01/29/02	511,700	—	—	25.41	01/29/12	—	—	—	—	—
	02/10/03	476,144	—	—	25.70	02/10/13	—	—	—	—	—
	02/04/04	461,132	—	—	30.55	02/04/14	—	—	—	—	—
	02/04/04	3,273	—	—	30.55	02/04/14	—	—	—	—	—
	02/08/05	3,123	—	—	32.02	02/08/15	—	—	—	—	—
	02/08/05	420,137	—	—	32.02	02/08/15	—	—	—	—	—
	04/03/06	2,902	—	—	34.46	04/03/16	—	—	—	—	—
	04/03/06	293,173	—	—	34.46	04/03/16	—	—	—	—	—
	04/24/07	—	2,851	—	35.07	04/23/17	—	—	—	—	—
	04/24/07	—	254,292	—	35.07	04/23/17	—	—	—	—	—

Alton E. Yother Senior Executive Vice President and Chief Financial Officer	02/08/05	3,123	—	—	32.02	02/08/15	4/24/2007	7,143	168,932	—	—
	02/08/05	38,262	—	—	32.02	02/08/15	—	—	—	—	—
	04/03/06	2,902	—	—	34.46	04/03/16	—	—	—	—	—
	04/03/06	30,908	—	—	34.46	04/03/16	—	—	—	—	—
	04/24/07	—	2,851	—	35.07	04/23/17	—	—	—	—	—
	04/24/07	—	54,292	—	35.07	04/23/17	—	—	—	—	—

	Option Awards(1)						Stock Awards(2)
Name	Grant Date	Number of Securities Underlying Unexcercised Options (#) Exercisable	Number of Securities Underlying Unexcercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
O. B. Grayson Hall, Jr. Senior Executive Vice President and Head of General Bank	10/04/99	3,229	—	—	30.96	10/04/09	4/24/2007	10,715	253,410	—	—
	10/04/99	56,576	—	—	30.96	10/04/09	10/19/2007	150,127	3,550,504	—	—
	02/11/00	17,058	—	—	20.14	02/11/10	—	—	—	—	—
	02/01/01	4,685	—	—	21.34	02/01/11	—	—	—	—	—
	02/01/01	63,094	—	—	21.34	02/01/11	—	—	—	—	—
	01/29/02	2,623	—	—	25.41	01/29/12	—	—	—	—	—
	01/29/02	83,496	—	—	25.41	01/29/12	—	—	—	—	—
	02/10/03	3,891	—	—	25.70	02/10/13	—	—	—	—	—
	02/10/03	76,487	—	—	25.70	02/10/13	—	—	—	—	—
	02/04/04	67,376	—	—	30.55	02/04/14	—	—	—	—	—
	02/04/04	3,273	—	—	30.55	02/04/14	—	—	—	—	—
	02/08/05	3,123	—	—	32.02	02/08/15	—	—	—	—	—
	02/08/05	111,942	—	—	32.02	02/08/15	—	—	—	—	—
	04/03/06	2,902	—	—	34.46	04/03/16	—	—	—	—	—
	04/03/06	81,064	—	—	34.46	04/03/16	—	—	—	—	—
	04/24/07	—	2,851	—	35.07	04/23/17	—	—	—	—	—
	04/24/07	—	82,864	—	35.07	04/23/17	—	—	—	—	—

G. Douglas Edwards President and Chief Executive Officer of Morgan Keegan	03/30/01	141,469	—	—	23.34	03/30/11	03/08/02	4,167	98,508	—	—
	03/08/02	21,072	—	—	27.62	03/08/12	02/19/03	2,315	54,727	—	—
	02/19/03	20,794	—	—	25.66	02/19/10	12/20/05	2,464	58,249	—	—
	02/19/03	2,469	—	—	25.66	02/19/10	1/19/2007	9,243	218,505	—	—
	04/21/04	58,181	—	—	28.17	04/21/11	4/24/2007	5,358	126,663	—	—
	04/21/04	3,549			28.17	04/21/11	—	—	—	—	—
	04/21/04	2,469	—	—	28.17	04/21/11	—	—	—	—	—
	10/15/04	90,000	—	—	33.82	10/15/11	—	—	—	—	—
	03/01/05	2,469	—	—	32.60	03/01/12	—	—	—	—	—
	12/20/05	37,623	15,926	—	34.66	12/20/12	—	—	—	—	—
	12/20/05	—	2,885	—	34.66	12/20/12	—	—	—	—	—
	4/3/2006	667	666	—	35.38	04/03/13	—	—	—	—	—
	4/3/2006		667		35.38	04/03/13
	4/2/2007	—	2,000	—	34.92	04/03/14	—	—	—	—	—
	4/24/2007	—	42,858	—	35.14	04/23/17	—	—	—	—	—

	Option Awards(1)						Stock Awards(2)
Name	Grant Date	Number of Securities Underlying Unexcercised Options (#) Exercisable	Number of Securities Underlying Unexcercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Not an Executive Officer following December 31, 2007

Jackson W. Moore Former Executive Chairman	07/08/02	158,621	—	—	32.64	10/10/11	—	—	—	—	—
	07/08/02	21,389	—	—	32.64	07/05/11	—	—	—	—	—
	07/08/02	7,215	—	—	32.64	01/04/11	—	—	—	—	—
	07/08/02	124,310	—	—	32.64	12/20/10	—	—	—	—	—
	07/08/02	24,736	—	—	32.64	07/08/12	—	—	—	—	—
	07/08/03	19,635	—	—	32.33	01/08/13	—	—	—	—	—
	07/08/03	3,077	—	—	32.33	10/08/12	—	—	—	—	—
	07/08/03	24,489	—	—	32.33	07/08/13	—	—	—	—	—
	10/14/03	412,500	—	—	33.48	10/14/13	—	—	—	—	—
	01/25/05	19,466	—	—	33.00	12/20/10	—	—	—	—	—
	01/25/05	273,408	—	—	33.00	10/08/12	—	—	—	—	—
	01/25/05	19,623	—	—	33.00	01/07/12	—	—	—	—	—
	01/25/05	12,551	—	—	33.00	12/20/10	—	—	—	—	—
	01/25/05	10,382	—	—	33.00	01/27/14	—	—	—	—	—
	01/25/05	143,930	—	—	33.00	12/20/10	—	—	—	—	—
	01/25/05	139,106	—	—	33.00	10/08/12	—	—	—	—	—
	01/25/05	251,786	—	—	33.00	10/10/11	—	—	—	—	—
	02/11/05	17,512	—	—	32.57	02/11/15	—	—	—	—	—
	04/03/06	121,522	—	—	35.38	03/30/08	—	—	—	—	—
	04/03/06	8,478	—	—	35.38	03/30/08	—	—	—	—	—
	04/24/07	192,858	—	—	35.14	04/23/17	—	—	—	—	—

	Option Awards(1)						Stock Awards(2)
Name	Grant Date	Number of Securities Underlying Unexcercised Options (#) Exercisable	Number of Securities Underlying Unexcercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Not an Executive Officer as of December 31, 2007

D. Bryan Jordan Former Senior Executive Vice President and Chief Financial Officer	—	—	—	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—	—	—	—

W. Charles Mayer Former Senior Executive Vice President and Head of Business Services	10/04/99	3,229	—	—	30.96	10/04/09	—	—	—	—	—
	10/04/99	76,511	—	—	30.96	10/04/09	—	—	—	—	—
	01/29/02	2,623	—	—	25.41	01/29/12	—	—	—	—	—
	01/29/02	101,437	—	—	25.41	01/29/12	—	—	—	—	—
	02/10/03	3,891	—	—	25.70	02/10/13	—	—	—	—	—
	02/10/03	93,233	—	—	25.70	02/10/13	—	—	—	—	—
	02/04/04	87,551	—	—	30.55	02/04/14	—	—	—	—	—
	02/04/04	3,273	—	—	30.55	02/04/14	—	—	—	—	—
	02/08/05	3,123	—	—	32.02	02/08/15	—	—	—	—	—
	02/08/05	111,942	—	—	32.02	02/08/15	—	—	—	—	—
	04/03/06	2,902	—	—	34.46	04/03/16	—	—	—	—	—
	04/03/06	81,064	—	—	34.46	04/03/16	—	—	—	—	—

(1)	Stock options originally granted to Mr. Ritter, Mr. Hall, Mr. Yother and Mr. Mayer were granted to vest in equal annual installments on each of the first three anniversaries of the date of grant. However, all of the options granted prior to December 31, 2005 were subject to accelerated vesting because of actions the AmSouth Human Resources Committee took in December 2005 in anticipation of the adoption of new accounting rules under FAS 123(R). In addition, vesting of the option grants that expire on April 3, 2016, was accelerated as of October 3, 2006 due to the approval of the merger with Regions by AmSouth stockholders at a meeting on that date.

The	stock options granted by Regions to Mr. Moore and Mr. Jordan were granted to vest in equal annual installments on each of the first three anniversaries of the date of grant. However, all of the nonqualified options granted prior to December 20, 2005 were subject to accelerated vesting because of actions the Regions Compensation Committee took in December 2005 in anticipation of the adoption of new accounting rules under FAS 123(R).

(2)	The restrictions on restricted stock granted to all officers in 2007 are scheduled to lapse on the third anniversary of the date of grant. The October 2007 grant of restricted stock units to Mr. Ritter and Mr. Hall under our Retention RSU Program lapse in one lump sum on the fifth anniversary of the date of grant.

Option Exercises and Stock Vested During 2007.    The following table sets forth the amounts realized by each of the officers named in the Summary Compensation Table in 2007 as a result of the exercise of options and vesting of stock awards in 2007.

2007 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
C. Dowd Ritter Chairman, President and Chief Executive Officer	—	—	—	—

Alton E. Yother Senior Executive Vice President and Chief Financial Officer	—	—	—	—

O.B. Grayson Hall, Jr. Senior Executive Vice President and Head of the General Bank	—	—	—	—

G. Douglas Edwards President and Chief Executive Officer of Morgan Keegan	—	—	9,079	277,121

Not an Executive Officer following December 31, 2007

Jackson W. Moore Former Executive Chairman	—	—	49,108	1,160,913

Not an Executive Officer as of December 31, 2007

D. Bryan Jordan Former Senior Executive Vice President and Chief Financial Officer	283,007	1,650,168	—	—

W. Charles Mayer Former Senior Executive Vice President and Head of Business Services	—	—	—	—

(1)	The value realized on exercise is based on the difference between the fair value of a share of stock on the date of exercise and the fair value of a share of stock on the date of grant, and is not consistent with the amount required to be expensed by the Company under FAS 123(R). In addition, these amounts are not reported in the Summary Compensation Table.

(2)	A portion of the amount reflected in this table equal to the value attributable to the compensation expense actually recognized by Regions during fiscal year 2007 is also reflected in the stock awards column of the Summary Compensation Table.

Pension Benefits.

Regions Retirement plans.    Regions sponsors two primary pension plans: (1) the Retirement Plan, which is a tax-qualified plan, was frozen to new participants beginning January 1, 2001 (though participants who were in the plan as of that date continue to accrue benefits), and (2) the Regions Financial Supplemental Retirement Plan (the “Company SERP”), which is designed to supplement the Retirement Plan by providing benefits by reference to salary earned by participants in excess of the limits permitted by the tax-qualified limits.

Benefits under the Regions’ Retirement Plan and the Company SERP are determined based on the participant’s number of years of credited service with Regions, the year the participant entered the plan, age at retirement and final average compensation. Average compensation is limited to base salary and is calculated over the five years before retirement for purposes of the Retirement Plan and the three years before retirement for purposes of the Company SERP.

Union Planters Retirement Plans.    In our merger with Union Planters Corporation, we assumed two nonqualified executive retirements plans: (1) the Union Planters Corporation Supplemental Retirement Plan (the “UPC SERP”) and (2) the Union Planters Deferred Compensation Plan for Executives (the “UPC Deferred Compensation Plan”). Participation in both plans has been frozen, but we agreed as part of that merger that management employees of Union Planters, who were participating in the plans as of the effective date of the merger, including Mr. Moore, would be eligible to continue their participation.

The UPC SERP provides a retirement income benefit at age 62 equal to 65% of the sum of the executive’s highest base salary and highest annual bonus during any year of employment. Mr. Moore ceased participating in the UPC SERP in 2007 and under the terms of his 2006 Employment Agreement, his benefit under the UPC SERP was accelerated and paid to him on March 1, 2007.

AmSouth Qualified and Nonqualified Plans.    Following the merger with AmSouth, Regions assumed the AmSouth Retirement Plan, a non-contributory qualified defined benefit plan, and the AmSouth Supplemental Executive Retirement Plan (the “AmSouth SERP”), a nonqualified supplemental retirement plan. The AmSouth Retirement Plan and the AmSouth SERP were frozen to new employees in November 2006. All benefits earned under the AmSouth Retirement Plan are based on years of credited service up to 30 and the annual average of the highest five consecutive years of base salary earned out of the last ten years worked.

The AmSouth SERP provides benefits that would otherwise be denied participants under the qualified AmSouth Retirement Plan because of tax code limitations on qualified plan benefits, as well as additional benefits that serve to attract and retain high quality senior executive talent for the organization. There are two types of retirement benefits in the AmSouth SERP: a regular benefit and a targeted benefit. The annual average covered compensation for both benefits is based on the highest three consecutive years of base salary plus bonus out of the last ten years worked. The amount of the regular AmSouth SERP benefit is determined by the length of the retiree’s credited service up to 35 years and the annual average covered compensation utilizing the AmSouth Retirement Plan formula. Participants vest in the AmSouth SERP benefit after five years of service or attainment of age 55. The regular AmSouth SERP benefit is available to all eligible SERP participants.

The targeted AmSouth SERP retirement benefit is available only to a select group of senior officers, including Mr. Ritter, Mr. Yother, Mr. Hall and Mr. Mayer. This targeted AmSouth SERP benefit provides a percentage of annual average covered compensation based on years of credited service ranging from 40% at 10 years up to a maximum of 65% at 35 years. These targeted AmSouth SERP benefits are offset by the qualified plan benefit, the Social Security benefit and any non-contributory retirement benefit earned from a prior employer. Participants vest in this benefit only after 10 years of service and the attainment of age 60, except in the case of death, disability or change-in-control. If a participant retires prior to meeting these vesting requirements, he or she will receive a regular SERP benefit. Regions’ merger with AmSouth was a change-in-control for purposes of the AmSouth SERP. Upon retirement from Regions within two years of the change-in-control, executives will receive the higher of the two benefits. Upon his termination of employment in 2007, Mr. Mayer received the higher of the two benefits as required by his agreement and the plan. The “All Other Compensation” column of the Summary Compensation Table reflects the value of Mr. Mayer’s SERP benefit as required including the amounts attributable to pay and service already accrued as well as the accelerated targeted SERP benefit under the AmSouth SERP. The following 2007 Pension Benefits table reflects only the benefit from the AmSouth Retirement Plan.

During 2007, the AmSouth Retirement Plan and the Regions Retirement Plan were merged; however, the separate benefit formulas and provisions of each Plan were maintained.

The table below sets forth the actuarial present value of each named executive officer’s accumulated benefit under the Regions’ qualified and nonqualified pension plans, but does not include the Regions’ 401(k) plans. As described above, Regions maintains Company plans, Union Planters plans and AmSouth plans.

2007 PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)(3)

C. Dowd Ritter Chairman, President and Chief Executive Officer	AmSouth Retirement Plan	30.00	1,231,743	—
	AmSouth SERP	35.00	23,386,511	—

Alton E. Yother Senior Executive Vice President and Chief Financial Officer	AmSouth Retirement Plan	3.00	77,226	—
	AmSouth SERP	3.00	116,662	—

O. B. Grayson Hall, Jr. Senior Executive Vice President and Head of General Bank	AmSouth Retirement Plan	27.00	513,920	—
	AmSouth SERP	27.00	3,609,546	—

G. Douglas Edwards President and Chief Executive Officer of Morgan Keegan	N/A	N/A	N/A	N/A

Not an Executive Officer following December 31, 2007

Jackson W. Moore Former Executive Chairman	Union Planters SERP	N/A	—	25,000,000

Not an Executive Officer as of December 31, 2007

D. Bryan Jordan Former Senior Executive Vice President and Chief Financial Officer	Regions Retirement Plan	7.00	57,403	—

W. Charles Mayer Former Senior Executive Vice President and Head of Business Services	AmSouth Retirement Plan	29.00	656,958	—

(1)	For Mr. Ritter, the AmSouth Retirement Plan (a tax-qualified pension plan) capped the number of years of participant service for purposes of benefit accrual under the plan at 30 years. The AmSouth Supplemental Retirement Plan (a nonqualified plan) caps participant service at 35 years.

(2)	The present value of the accumulated benefits in respect of the AmSouth plans reflects the present value as of September 30, 2007 and was determined using a 6.35% discount rate and the RP 2000 mortality table projected to 2005 male/female 75% white collar (for Retirement Plan) and male/female 100% white collar (for SERP and employment agreement). For purposes of the present value calculation, no pre-retirement mortality was assumed and the payment date was assumed to be the earliest unreduced retirement date under the plan. The payment age of 62 (life only) was assumed for the Retirement Plan and the payment age was assumed to be age 60 for the AmSouth SERP.

For	the Regions Retirement Plan benefit, the table reflects the present value of the accumulated benefits as of September 30, 2007 and was determined using a 6.35% discount rate and the RP 2000 mortality table with no collar adjustment projected to 2014 with scale AA. The payment age of 65 was assumed for Mr. Jordan’s benefit under the Regions Retirement Plan.

(3)	In accordance with the provisions of Mr. Moore’s 2006 Employment Agreement, on March 1, 2007, Mr. Moore was paid $25 million, in full satisfaction of the Company’s obligation under the UPC SERP. This amount was fully expensed in 2006 and prior years and does not represent additional expense to the Company.

As	a result of Mr. Mayer’s termination of employment in August 2007, under the terms of his employment agreement and the AmSouth SERP, Mr. Mayer is entitled to receive a lump sum benefit of retirement benefits as accelerated and enhanced by the change-in-control provisions of his agreements and the AmSouth SERP. On March 15, 2008, Mr. Mayer will receive a lump sum payment of $5,276,368 in lieu of his benefit under the AmSouth SERP of which approximately $3,000,000 represents payment of benefits accrued under the terms of the SERP, with the remainder representing additional benefits due to the change in control. Amounts payable are reported in the “All Other Compensation” column of the Summary Compensation Table on page 39 of this proxy statement.

Nonqualified Deferred Compensation.

Regions maintains five nonqualified deferred compensation plans for officers who are eligible participants: the Regions Amended and Restated 1996 Deferred Compensation Plan for Executives of Former Union Planters Corporation, the AmSouth Bancorporation Deferred Compensation Plan, the Morgan Keegan & Company, Inc. Deferred Compensation Plan, the Regions Supplemental 401(k) Plan and the AmSouth Supplemental Thrift Plan.

Regions Amended and Restated 1996 Deferred Compensation Plan for Executives of Former Union Planters Corporation.    This deferred compensation plan allows certain former employees of Union Planters to defer a portion of their cash compensation into a nonqualified savings plan. Regions matches up to 25% of the amounts deferred based on various salary levels. The plan limits the Regions matching contribution on amounts deferred under the plan by Mr. Moore to the first 25% of his deferrable compensation. Deferrable compensation under the plan consists of base salary and bonus. A bookkeeping account has been established for each participant under the plan to track both notional interest computed at the higher of 120% of the mid-term applicable federal rate (as established by the Internal Revenue Service) and a hypothetical total investment return on phantom stock units calculated to mirror the performance of Regions common stock. Upon termination of employment, the plan returns the compensation deferred plus a return equal to the higher of the interest calculation or the phantom stock calculation. Mr. Moore participated in this plan in 2007.

AmSouth Bancorporation Deferred Compensation Plan.    AmSouth had adopted the AmSouth Bancorporation Deferred Compensation Plan, which was amended and restated as of January 1, 2005. Under the plan, a select group of members of management and highly compensated employees are eligible to participate. After AmSouth’s merger with Regions in November 2006, the Plan was frozen to all participants for compensation earned after January 1, 2007. Prior to freezing the Plan, eligible participants could elect to defer a portion (from 25% to 100%) of his or her annual bonus into deferred stock or other investments. The deferral election specified the payment date, which could not be sooner than the third anniversary of the first day of the plan year to which the deferral relates. For contributions made on or prior to December 31, 2004, the cash amount of the bonus being deferred was “deemed” exchanged for an equivalent number of shares of common stock based on the fair market value of such stock, and dividend equivalents were deemed to be reinvested in stock. For contributions made after December 31, 2004, the deferrals under the plan are deemed invested in accordance with the participant’s investment elections under the AmSouth Thrift Plan. For balances on December 31, 2004 “deemed” invested in stock, that number of shares of common stock will be distributed to the participant on the selected payment date. The participant may elect to have payments distributed in a lump sum or in installments, but must make the election in advance of the deferral. All deferred amounts are fully vested and are not subject to forfeiture. Amounts deferred under the plan after January 1, 2005 will be distributed in cash. None of the current named executive officers have participated in this plan.

Morgan Keegan & Company, Inc. Deferred Compensation Plan.    This deferred compensation plan allows certain employees of Morgan Keegan whose annual compensation exceeds the annual tax code limit on compensation that can be taken into account for purposes of contributions to a tax-qualified retirement plan to defer a portion of their cash compensation into the plan and to receive a matching contribution in the form of an option to purchase Regions stock that vests over a three-year period. For each $5,000 a participant defers under the plan, the participant receives an option to purchase 100 shares of Regions stock (not to exceed 2,000 shares). Mr. Edwards participated in this plan in 2007.

Regions Supplemental 401(k) Plan and the AmSouth Supplemental Thrift Plan.    Regions sponsors two excess contribution plans for executives and other 401(k) plan participants whose compensation exceeds the annual tax code limit on compensation that can be taken into account for purposes of contributions to the 401(k) plan. Under these plans, participants may continue to make contributions on a nonqualified basis. Regions makes contributions to these plans up to 6% of base and incentive compensation provided the executive has elected a deferral rate on his compensation of at least 6% for the year. Mr. Jordan participated in the Regions Supplemental 401(k) Plan in 2007. Mr. Ritter, Mr. Yother, Mr. Hall and Mr. Mayer participated in the AmSouth Supplemental Thrift Plan in 2007.

The following table sets forth the executive contributions, Regions contributions and the aggregate earnings, withdrawals and balances during 2007 under the nonqualified deferred compensation plans maintained by Regions, including the Union Planters, Morgan Keegan and AmSouth nonqualified deferred compensation plans described above.

NONQUALIFIED DEFERRED COMPENSATION FOR 2007

Name	Executive Contributions at December 31, 2007 ($)(1)	Company Contributions at December 31, 2007 ($)(2)	Aggregate Earnings at December 31, 2007 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2007 ($)(3)
C. Dowd Ritter Chairman, President and Chief Executive Officer	52,257	213,361	0	0	1,054,870

Alton E. Yother Senior Executive Vice President and Chief Financial Officer	105,000	25,445	0	0	271,555

O. B. Grayson Hall, Jr. Senior Executive Vice President and Head of the General Bank	140,777	80,700	0	0	965,444

G. Douglas Edwards President and Chief Executive Officer of Morgan Keegan	917,388	0	91,756	0	1,515,043

Not an Executive Officer following December 31, 2007

Jackson W. Moore Former Executive Chairman	2,814,611	176,165	0	0	21,901,508

Not an Executive Officer as of December 31, 2007

D. Bryan Jordan Former Senior Executive Vice President and Chief Financial Officer	182,486	41,246	0	56,905	768,774

W. Charles Mayer Former Senior Executive Vice President and Head of Business Services	72,054	54,750	37,995	0	1,089,457

(1)	Amounts in this column represent amounts deferred from the applicable executive’s base salary and annual bonus and that are reported in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table.

(2)	Amounts in this column represent Company contributions under: (1) the Union Planters Deferred Compensation Plan for Mr. Moore; (2) the Regions Supplemental 401(k) Plan for Mr. Jordan; and (3) the AmSouth Supplemental Thrift Plan for Mr. Ritter, Mr.Yother, Mr. Hall and Mr. Mayer. These amounts are also reflected in the “All Other Compensation” column of the Summary Compensation Table.

(3)	The December 31 balances do not include true-up Company contributions that were made in early 2008 based on executive deferral elections from 2007 pay. These contributions are included, however, in the column “Company Contributions at December 31, 2007”. As of his retirement at December 31, 2007, the aggregate balance for Mr. Moore became payable. Mr. Moore received a lump sum distribution of $15,161,978 on February 1, 2008 which represented the pre-2005 grandfathered balance under Section 409A. The remainder of Mr. Moore’s account balance will be distributed in July 2008 after the six-month waiting period required by Section 409A of the IRC for non-grandfathered balances.

Potential Payments By Regions Upon Termination or Change-in-Control.

Regions maintains a variety of agreements, plans and programs under which our named executive officers would be eligible to receive severance payments and other benefits upon termination of employment or a change-in-control of Regions. These arrangements are discussed in the Compensation Discussion and Analysis above.

Employment and Change-in-Control Agreements.

Mr. Ritter’s Employment Agreement.    During 2007, Mr. Ritter surrendered his employment agreement in exchange for a grant of restricted stock units scheduled to vest over a five-year period ending in 2012. Mr. Ritter now has no employment agreement providing special severance benefits upon termination of employment or change-in-control. In relinquishing his employment agreement, however, Mr. Ritter and the Company entered into an agreement to preserve certain retirement benefits and gross-up provisions previously outlined in his employment agreement.

Mr. Yother’s Employment Agreement.    Mr. Yother is a party to an employment agreement that became effective upon the merger of AmSouth with Regions in November 2006. Under the terms of this agreement, if Regions terminates his employment other than for “cause”, or if he resigns for “good reason” during the two year period following the merger, Mr. Yother would be entitled to receive accrued compensation and benefits, plus an amount equal to two times the sum of: (i) his base salary, (ii) his highest annual bonus for either the year before his termination of employment or the highest bonus during the three years prior to the year in which the change-in-control occurred and (iii) the value of a competitively determined long-term incentive plan grant. If Mr. Yother’s employment is terminated by Regions for “cause”, or by reason of his death, disability or resignation other than for “good reason”, Regions’ liability is limited to accrued but unpaid compensation and benefits.

If any payment under the agreement causes Mr. Yother to become subject to the excise tax imposed under Section 4999 of the IRC, then Regions would also pay an additional payment covering the excise tax, any income tax on the excise tax payment and any penalty and interest. However, if the payments and benefits provided following a change-in-control do not exceed 110% of the greatest amount that could be paid without triggering the excise tax, then those payments and benefits will be reduced to that amount.

Mr. Yother announced in early 2008 that he will leave the Company in April of 2008 under the terms of his employment agreement, and, therefore, the amounts provided for termination of employment for “good reason” following a change-in-control will become payable to Mr. Yother during 2008, including payments to compensate Mr. Yother for the excise tax consequences of Section 4999 of the IRC.

Mr. Hall’s Change-in-Control Agreement.    Regions entered into a new change-in-control agreement with Mr. Hall in October 2007. The new change-in-control agreement replaced any prior agreement. Under the new agreement, during the two-year period following a change-in-control, Regions may terminate the employment of Mr. Hall with or without “cause” or Mr. Hall may terminate employment with or without “good reason”.

If Regions terminates Mr. Hall’s employment other than for “cause”, or if he resigns for “good reason”, he would be entitled to receive accrued compensation and benefits, plus an amount equal to three times his base salary and average annual bonus during the three years prior to the year in which the change-in-control occurred. If Mr. Hall’s employment is terminated by Regions for “cause”, or by reason of his death, disability, or resignation other than for “good reason”, Regions’ liability is limited to accrued but unpaid compensation and benefits. If any payment under the agreement causes Mr. Hall to become subject to the excise tax imposed under Section 4999 of the IRC, then Regions would also make an additional payment covering the excise tax, any income tax on the excise tax payment and any penalty and interest. However, if the payments and benefits provided following a change-in-control do not exceed 110% of the greatest amount that could be paid without triggering the excise tax, then those payments and benefits will be reduced to that amount.

Mr. Edwards’ Employment Agreement.    Under the terms of his employment agreement with Regions, if Mr. Edwards’ employment is terminated by Regions or Morgan Keegan without “cause” or by Mr. Edwards for “good reason”:

•

Mr. Edwards would receive a lump sum cash payment equal to the sum of (1) his annual base salary through the date of termination, his annual bonus for the calendar year prior to the calendar year in which the date of termination occurs and a pro-rated guaranteed bonus for the calendar year in which the date of termination occurs, in each case to the extent not previously paid or deferred (“Edwards Accrued Benefits”) and (2) a severance payment equal to three times the sum of his annual base salary and largest annual bonus for any of the three calendar years immediately preceding the year in which the date of termination occurs;

•

all stock options, long-term incentive awards, restricted stock, other equity awards and deferred compensation would immediately vest as of the date of termination and all stock options and similar equity awards will generally remain exercisable for the remainder of their term (“Edwards Equity Benefits”); and

•	Mr. Edwards may elect COBRA continuation of medical and dental benefits for himself, his spouse and his dependents for three years following the date of termination (“Edwards Medical Benefits”).

If Mr. Edwards’ employment is terminated due to his death or disability, he (or his estate or beneficiary) would receive the Edwards Accrued Benefits, Edwards Equity Benefits and Edwards Medical Benefits.

If Mr. Edwards’ employment is terminated for “cause” or Mr. Edwards terminates his employment without “good reason”, then the employment agreement will terminate without further obligation on the part of Regions or Morgan Keegan other than the obligation to pay to Mr. Edwards (1) his annual base salary through the date of termination; (2) his annual bonus for the year prior to the calendar year in which the date of termination occurs to the extent not previously paid; and (3) any other amounts or benefits required to be paid or provided to Mr. Edwards under any plan, program, policy or contract of Morgan Keegan through the date of termination, in each case to the extent not previously paid or deferred at his election.

In addition, if Mr. Edwards is subject to excise tax under Section 4999 of the IRC following a change-in-control of Regions, Regions would also pay Mr. Edwards an additional payment covering the excise tax, any income tax on the excise tax payment and any penalty and interest.

Mr. Edwards announced in late February 2008 that he will leave the Company in April of 2008 under the terms relating to “good reason” as defined in his employment agreement, and, therefore, the amounts provided for termination of employment for “good reason” following a change-in-control will become payable during 2008. Mr. Edward’s termination of employment will not be subject to the excise tax provisions of Section 4999 of the IRC.

Mr. Moore’s Employment and Retirement Agreement.    Mr. Moore was a party to an employment agreement and a retirement agreement executed prior to the end of 2007 which provided him with specified payments and benefits upon his retirement on December 31, 2007. These amounts are included in the “All Other Compensation” column of the Summary Compensation Table on page 39 of this proxy statement and therefore no payments upon termination or change-in-control are reflected in this section.

Mr. Moore’s 2006 Employment Agreement.    Under the terms of his 2006 Employment Agreement, as amended in January 2007, and his Retirement Agreement, as entered into in October 2007, upon Mr. Moore’s termination:

•

Mr. Moore will receive a lump sum cash payment equal to the sum of (1) a pro rata bonus for the year of termination and any accrued but unpaid salary and vacation (“Moore Accrued Benefits”) and (2) his annual base salary and average annual bonus as Chairman for the remainder of the scheduled term;

•	All outstanding equity compensation awards will vest and remain exercisable for their full term (“Moore Equity Benefits”);

•

Mr. Moore and his spouse will continue to receive medical and dental benefits for each of their lives on a basis that is no less favorable than those benefits that were provided to them immediately prior to termination (“Moore Medical Benefits”);

•	Regions will continue to cover Mr. Moore under its officer and director liability insurance; and

•	Mr. Moore would receive any accrued benefits under Regions employee benefit plans, including pension and deferred compensation plans (“Moore Other Benefits”).

Equity-Based Award Plans.    Regions grants equity-based awards under a number of equity-based award plans. Equity-based awards granted under the 1999 Long Term Incentive Plan generally vest on a “change-in-control” of Regions. Under the 2006 Regions LTIP, equity-based awards generally vest if an award holder’s employment is terminated within two years after a change-in-control of Regions. For purposes of the 1999 and 2006 LTIPs, “change-in-control” is generally defined as an acquisition of 50% or more of the voting power of Regions voting securities, a change in a majority of the members of the Board (other than incumbent Board members), the consummation of a merger (other than a merger-of-equals or where Regions stockholders represent more than a majority of ownership following the merger), a complete liquidation or dissolution of Regions or a sale of all or substantially all of the assets of Regions.

Under the terms of the AmSouth 1996 and 2006 Long Term Incentive Compensation Plans, which were assumed by Regions upon the merger, equity-based awards generally vested on a “change-in-control”. AmSouth’s merger with Regions triggered the change-in-control provisions of the 1996 and 2006 AmSouth Long Term Incentive Compensation Plans.

Pension and Deferred Compensation Plans.    As described above in the “Compensation Discussion and Analysis” and under the “Pension Benefits” and “Nonqualified Deferred Compensation” sections, Regions maintains a number of tax-qualified and nonqualified retirement and deferred compensation plans under which certain employees, including certain of the named executive officers, may receive benefits upon retirement or other terminations of employment. Upon termination of employment for any reason, each named executive officer would be entitled to receive the amounts set forth above under the “Aggregate Balance at December 31, 2007” column of the Nonqualified Deferred Compensation for 2007 table on page 53 of this proxy statement, which for Mr. Moore represents his balances under the UPC Amended and Restated Deferred Compensation Plan for Executives; for Mr. Ritter, Mr. Yother, Mr. Hall and Mr. Mayer represents their balance under the AmSouth Supplemental Thrift Plan; for Mr. Jordan, represents his balance under the Regions Supplemental 401(k) Plan; and for Mr. Edwards, represents his balance under the Morgan Keegan Deferred Compensation Plan.

In addition, both Mr. Ritter and Mr. Yother were eligible for early retirement as of December 31, 2007. In the event Mr. Ritter had elected early retirement as of this date, he would have been entitled to an annual benefit of approximately $2,116,000 per year. Mr. Yother’s early retirement benefit at December 31, 2007 would have been approximately $26,000 annually.

Welfare and Other Insurance Benefits.    Regions sponsors a number of broad-based health, life, and disability benefit programs for its employees, in which named executive officers also participate, such as short- and long-term disability coverage and group term life insurance coverage. Regions also maintains other executive life insurance and split-dollar life insurance policies and arrangements (insured through third-party insurers) for certain of its named executive officers. In addition to the group term life insurance benefits described above, the estates or beneficiaries of certain of the named executive officers would receive life insurance benefits upon death, as follows:

•

Upon Mr. Moore’s death, his beneficiaries would receive death benefits of $450,000 under a legacy Union Planters’ executive life insurance policy, and an additional $29,000,000 under split-dollar insurance policies on his life. In addition, upon the death of both Mr. Moore and his spouse, their beneficiaries would receive current death benefits equal to $74,675,970 payable under split-dollar life insurance policies on their lives.

•	Upon the death of both Mr. Ritter and his spouse, their beneficiaries would receive death benefits equal to $10,109,829, payable under split-dollar life insurance policies on their lives.

The following table quantifies certain amounts, such as cash severance, that would be payable to named executive officers and that are described above. The table also quantifies certain additional payments and benefits not described above that are payable on certain terminations of employment. The amounts reflected in the table assume a December 31, 2007 termination of employment.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

	VOLUNTARY TERMINATION	EARLY RETIREMENT	FOR CAUSE TERMINATION	INVOLUN- TARY/ GOOD REASON CIC TERMINATION	DEATH	DISABILITY
C. Dowd Ritter Chairman, President and Chief Executive Officer(1)(4)

Compensation:
Cash Severance	$0	$0	$0	$0	$0	$0
Long Term Incentives
Restricted Stock and Restricted Stock Units—unvested and accelerated(2)	$760,182	$760,182	$0	$10,338,054	$10,338,054	$10,338,054
Cash Performance Units—unvested and accelerated 2007—2008 performance period(5)	$0	$0	$0	$1,125,000	$0	$0

Perquisites:
Financial Planning	$26,800	$26,800	$0	$26,800	$26,800	$26,800
280G Tax Gross-up(3)	$0	$0	$0	$0	$0	$0
Tax Gross-up(6)	$20,176	$20,176	$0	$20,176	$20,176	$20,176

Benefits:
Value of continued welfare benefits	$95,842	$95,842	$95,842	$95,842	$47,921	$95,842
Total:	$903,000	$903,000	$95,842	$11,605,872	$10,432,951	$10,480,872

	VOLUNTARY TERMINATION	EARLY RETIREMENT	(7) FOR CAUSE TERMINATION	(7) GOOD REASON/ CIC TERMINATION	DEATH	DISABILITY
Alton E. Yother Senior Executive Vice President and Chief Financial Officer(1)(4)

Compensation:
Cash Severance	$0	$0	$0	$4,594,000	$0	$0
Long Term Incentives
Restricted Stock—unvested and accelerated(2)	$168,932	$168,932	$0	$168,932	$168,932	$168,932
Cash Performance Units—unvested and accelerated 2007—2008 performance period(5)	$0	$0	$0	$250,000	$0	$0

Perquisites:
Financial Planning	$26,800	$26,800	$0	$26,800	$26,800	$26,800
Outplacement	$0	$0	$0	$30,000	$0	$0
280G Tax Gross-up (non-deductible)	$0	$0	$0	$2,473,864	$0	$0
Tax Gross-up(6)	$20,176	$20,176	$0	$20,176	$20,176	$20,176

Benefits:
Value of continued welfare benefits	$0	$0	$0	$29,940	$0	$0
Total:	$215,908	$215,908	$0	$7,593,712	$215,908	$215,908

	VOLUNTARY TERMINATION	EARLY RETIREMENT	(7) FOR CAUSE TERMINATION	(7) INVOLUN- TARY/ GOOD REASON/ CIC TERMINATION	DEATH	DISABILITY
O. B. Grayson Hall, Jr. Senior Executive Vice President and Head of the General Bank(1)

Compensation:
Cash Severance	$0	NA	$0	$4,739,040	$0	$0
Long Term Incentives
Restricted Stock and Restricted Stock Units—unvested and accelerated(2)	$0	NA	$0	$3,803,913	$3,803,913	$3,803,913
Cash Performance Units—unvested and accelerated 2007—2008 performance period(5)	$0	NA	$0	$375,000	$0	$0

Perquisites:
Financial Planning	$0	NA	$0	$0	$26,800	$26,800
Outplacement	$0	NA	$0	$30,000	$0	$0
280G Tax Gross-up(3)	$0	NA	$0	$4,307,229	$0	$0
Tax Gross-up(6)	$0	NA	$0	$0	$20,176	$20,176

Benefits:
Value of continued welfare benefits	$0	NA	$0	20,085	$10,043	$20,085
Total:	$0	NA	$0	$13,275,267	$3,860,932	$3,870,974

	VOLUNTARY TERMINATION	EARLY RETIREMENT	(7) FOR CAUSE TERMINATION	(7) INVOLUNTARY/ GOOD REASON/ CIC TERMINATION	DEATH	DISABILITY
G. Douglas Edwards President and Chief Executive Officer of Morgan Keegan(1)

Compensation:
Cash Severance	$0	NA	$0	$7,802,406	$0	$0
Long Term Incentives
Restricted Stock—unvested and accelerated(2)	$0	NA	$0	$556,651	$556,651	$556,651
Cash Performance Units—unvested and accelerated 2007—2008 performance period(5)	$0	NA	$0	$187,500	$0	$0

Perquisites:
280G Tax Gross-up(3)	$0	NA	$0	$3,773,950	$0	$0

Benefits:
Value of continued welfare benefits	$0	NA	$0	$21,168	$10,584	$21,168
Total:	$0	NA	$0	$12,341,675	$567,235	$577,819

(1)	Upon every termination of employment other than a voluntary termination or a for cause termination, each named executive officer would also have been entitled to receive his 2007 annual incentive compensation as set forth under the “Non- Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)	Based on a fair market value of Regions common stock at $23.65 per share on December 31, 2007.

(3)	280G Tax Gross-up represents the amount of the excise tax and related gross-up for excise taxes levied under Section 4999 of the IRC on payment and benefits following a change-in-control (otherwise referred to as “excess parachute payments” under Section 280G of the IRC).

(4)	Mr. Ritter and Mr. Yother are eligible for early retirement under the AmSouth Retirement Plan. For purposes of the “Voluntary Termination” column above, because they were eligible for early retirement on December 31, 2007, they were assumed to have taken early retirement and therefore are entitled to receive the benefits, including financial planning and welfare benefits, as are shown in the “Early Retirement” column.

(5)	Upon a change-in-control, the long-term incentive plan requires that the target value of any outstanding cash performance units be paid. No amounts are payable in the event of voluntary termination or termination for cause before the performance period has ended. In the event of death, disability or retirement, only amounts earned as of the date of termination are payable. As of December 31, 2007, no amounts have been earned and therefore no payment would be due from the 2007 grant in these events.

(6)	Represents the tax gross-up on financial planning benefits.

(7)	The following chart summarizes the meanings of “cause”, “good reason/without cause” and “change-in-control” under certain agreements:

Name of Agreement	“cause”	“good reason”/“without cause”	“change-in-control”

Yother Change-in-Control Agreement	(i) willfully failing to perform reasonably assigned duties, or (ii) material breach of the agreement or engaging in illegal conduct or gross misconduct that materially injures Regions.	(i) the assignment of duties or other acts of company that result in a diminution of duties inconsistent with position, authority duties, or responsibilities contemplated by the agreement, (ii) reduction of the executive’s compensation or benefits (iii) requiring the executive to move his principal place of work or to travel on company business to a substantially greater extent, (iv) other purported termination by the Company of executive’s employment other than allowed under the agreement, or (v) failure to require an acquiror to assume the agreement upon a change-in-control. A good faith determination by the executive as to good reason is conclusive.	(i) an acquisition of 20% of more of the voting power of Regions voting securities, (ii) a change in a majority of the members of the Board (other than incumbent Board members), (iii) the consummation of a merger (unless voting securities of Regions outstanding immediately prior to the merger continued to represent at least sixty percent (60%) of the combined voting power of the voting securities of the surviving company outstanding immediately after such merger), or (iv) stockholder approval of a complete liquidation or dissolution of Regions.
Hall Change-in-Control Agreement	(i) willfully failing to perform reasonably assigned duties, (ii) breach of fiduciary duty involving personal profit or commission of a felony or a crime involving fraud or moral turpitude, material breach of the agreement, (iii) engaging in illegal conduct or gross misconduct that materially injures Regions, (iv) failure to materially cooperate with an investigation authorized by the Board, a regulatory body, or a governmental department or agency, or (v) your disqualification or bar by any governmental or regulatory authority from carrying out duties and responsibilities, or loss of any required licenses.	(i) an adverse change in responsibilities prior to any change-in-control, (ii) a material diminution in the budget over which was the executive has control, (iii) a material breach of the compensation provisions of the agreement or (iv) requiring the executive to move his principal place of work by more than 50 miles.	(i) an acquisition of 20% of more of the voting power of Regions voting securities, (ii) a change in a majority of the members of the Board (other than incumbent Board members), (iii) the consummation of a merger (unless voting securities of Regions outstanding immediately prior to the merger continued to represent at least fifty-five percent (55%) of the combined voting power of the voting securities of the surviving company outstanding immediately after such merger), or (iv) stockholder approval of a complete liquidation or dissolution of Regions.

Name of Agreement	“cause”	“good reason”/“without cause”	“change-in-control”
Edwards Employment Agreement	(i) the continued failure to substantially perform duties after a written demand is delivered by the Board, (ii) willful engaging in illegal conduct or gross misconduct which is materially and demonstrably injurious to Regions, (iii) conviction of a felony or guilty or no contest plea with respect to (ii) above, which, in the case of a crime of moral turpitude, is materially and demonstrably injurious to the Company; or (iv) a material breach of the restrictive covenants of the agreement.	(i) the assignment to the Executive of any duties materially inconsistent in an adverse respect with the Executive’s position, or any other action by Morgan Keegan which results in a material diminution therein, (ii) any failure to comply with any of the compensation provisions of the agreement, (iii) requiring the executive to be based at any office or location other than that specified in the agreement, (iv) any termination of the executive’s employment otherwise than as permitted by the agreement, (v) any failure to cause a successor to assume this agreement, (vi) the executive’s good faith determination that, due to any act or omission by Morgan Keegan or Regions, the executive can no longer perform his duties or responsibilities, or (vii) any other material breach by Morgan Keegan or Regions of a material term of the agreement.	N/A

The 1996 and 2006 AmSouth Long Term Incentive Compensation Plans			“change-in-control” was generally defined as an acquisition of 20% of more of the voting power of AmSouth’s voting securities, a change in two-thirds of the members of the AmSouth Board of Directors in any two year period (other than incumbent Board members), or stockholder approval of a merger (unless voting securities of AmSouth outstanding immediately prior to the merger continued to represent at least sixty percent (60%) of the combined voting power of the voting securities of the surviving company outstanding immediately after such merger).

Director Compensation.

Fees.    Directors who are not employees of Regions or its subsidiaries were paid an annual retainer of $40,000, plus an additional annual chairman’s retainer of $10,000 for each Committee chair (or $15,000 in the case of the Audit and Compensation Committee chairs). In addition, Directors are paid an additional meeting attendance fee of $1,500, for each Board or Committee meeting attended. Directors also received a stock option grant in 2007 of 7,000 shares of Regions common stock with an exercise price equal to the fair market value of Regions common stock on the date the options were granted. The options vest over the three-year period following the date of grant and remain exercisable until the tenth anniversary of the date of grant. Directors who are employees of Regions or its subsidiaries receive no fees for their service as Directors.

Directors’ Deferred Stock Investment Plan.    Non-employee Directors of Regions may participate in Regions’ Directors’ Deferred Stock Investment Plan, under which a Director may elect to defer receipt of some or all of the participant’s cash compensation. Deferred amounts are credited to a bookkeeping account for the Director, which is designated in notional shares of Regions common stock. Dividend equivalents, if any, are converted to additional notional shares of common stock in the participant’s account. At the end of the deferral period, the participant’s account is settled in actual shares of common stock, plus cash for any fractional share. Receipt and taxability of benefits are deferred until the later of the close of the year in which the participant reaches age 65 or close of the year in which the participant terminates as a Director. Most of the Directors of Regions elected to defer receipt of some or all of the retainer and meeting fees they were paid for service on the Board of Directors.

The following table contains information about the fees and other compensation paid to the non-employee members of the Regions Board of Directors in 2007.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Samuel W. Bartholomew, Jr.	69,500	8,151	4,542	82,193
George W. Bryan	65,000	8,151	0	73,151
David J. Cooper, Sr.	60,500	23,845	5,292	89,637
Earnest W. Deavenport, Jr.	93,167	23,845	6,542	123,554
Don DeFosset	66,500	23,845	5,292	95,637
Martha R. Ingram	63,500	23,845	0	87,345
Ronald L. Kuehn, Jr.	34,000	15,694	8,500	58,194
James R. Malone	77,000	23,845	4,542	105,387
Susan W. Matlock	65,000	8,151	5,292	78,443
John E. Maupin, Jr.	41,500	4,871	0	46,371
Charles D. McCrary	75,500	23,845	7,167	106,512
Claude B. Nielsen	78,500	23,845	2,896	105,241
Jorge M. Perez	57,500	8,151	4,167	69,818
Malcolm Portera	26,500	0	6,625	33,125
John R. Roberts	81,500	8,151	5,667	95,318
Lee J. Styslinger III	80,000	8,151	6,792	94,943
Robert R. Waller	29,500	0	0	29,500
Spence L. Wilson	68,000	8,151	4,542	80,693
Harry W. Witt	93,333	8,151	6,500	107,984

(1)

The amounts presented in this column for the 2007 year represent the 2007 compensation expense related to vesting of outstanding stock option grants and may represent expense from grants of stock options in 2007 as well as grants of stock options from earlier years. The grant date fair value of stock options granted to Directors on April 24, 2007 was $5.24 per share, for a total grant date fair value of $36,680. The FAS 123(R) assumptions for those options were: risk free rate of return (4.51%), dividend yield (4.10%), volatility (19.7%) and weighted average life (5 years). All of the non-employee Directors in service on April 18, 2007 received the annual grant. Dr. Maupin became a Director after April 18, 2007, and as such received his grant upon election to the Board. The grant date fair value for Dr. Maupin’s grant was $5.01 per share, for a total grant date fair value of $35,070. The FAS 123(R) assumptions for those options were: risk free rate of return (4.94%), dividend yield (4.33%), volatility (19.7%) and weighted average life (5 years). The following table sets forth those non-employee Directors who served during 2007 and who had stock options outstanding as of December 31, 2007, and the number of stock options outstanding as of that date:

Name	Outstanding Stock Options (#)
Samuel W. Bartholomew, Jr.	77,285
George W. Bryan	29,400
David J. Cooper, Sr.	14,177
Earnest W. Deavenport, Jr.	52,042
Don DeFosset	14,177
Martha R. Ingram	52,043
Ronald L. Kuehn, Jr.	46,388
James R. Malone	53,387
Susan W. Matlock	7,000
John E. Maupin, Jr.	7,000
Charles D. McCrary	43,043
Claude B. Nielsen	53,388
Jorge M. Perez	13,200
John R. Roberts	59,400
Lee J. Styslinger III.	7,000
Robert R. Waller	52,400
Spence L. Wilson	92,620
Harry W. Witt	7,000

(2)	The amounts represent the Regions 25% match on amounts deferred by Directors under the Directors’ Deferred Stock Investment Plan during the first four months of the year prior to an amendment to the plan to cease matching contributions by the Company effective May 1, 2007.

PROPOSAL 2—RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has selected Ernst & Young LLP as Regions’ independent auditors for the 2008 fiscal year. The Board of Directors recommends that the stockholders ratify the selection of Ernst & Young LLP. Ernst & Young LLP (or its predecessors) has served as Regions’ independent auditors since 1971. In the event the selection is not ratified by a majority of votes represented at the annual meeting in person or by proxy, it is anticipated that no change in auditors would be made for the current year because of the difficulty and expense of making any change in the middle of the current year, but the vote would be considered in connection with the engagement of independent auditors for 2009.

Ernst & Young LLP has been engaged to provide auditing services and also to provide tax services and general accounting advice. In making this selection, the Audit Committee considered whether the engagement by Regions of Ernst & Young LLP for services other than audit services is compatible with Ernst & Young LLP’s independence.

Ernst & Young LLP served as Regions’ independent auditors for the year ended December 31, 2007, and a representative of the firm will be present at the annual meeting to make a statement if he or she so desires and to respond to appropriate questions from stockholders.

Fees

The aggregate fees paid to Ernst & Young LLP by Regions during 2007 and 2006 are set forth in the following table:

	2007	2006
Audit fees(1)	$4,875,300	$3,720,250
Audit related fees(2)	951,900	1,054,500
Tax fees(3)	1,264,700	903,950
All other fees(4)	179,100	136,000

Total fees	$7,271,000	$5,814,700

(1)	Audit fees included fees associated with the annual audit of Regions’ consolidated financial statements and internal control over financial reporting, reviews of Regions’ quarterly reports on Form 10-Q, SEC regulatory filings and statutory audits of certain of Regions’ subsidiaries.

(2)	Audit related fees primarily included accounting consultation, assistance with securitizations or other accounting transactions, SAS 70 internal control reports and audits of employee benefit plans and nonregistered funds.

(3)	Tax fees included tax compliance services and tax advice and planning assistance.

(4)	All other fees included primarily assistance with cash management services and human resources services. No financial information systems implementation and design services were rendered by Ernst & Young LLP during 2007 or 2006.

In accordance with the Audit Committee Charter, the Audit Committee must preapprove any engagement of Ernst & Young LLP for audit or nonaudit services. The Audit Committee has delegated to its chairperson the authority to preapprove permissible nonaudit services. Any such approval of nonaudit services pursuant to this delegation of the full Audit Committee’s authority must be presented to the Audit Committee at its next regular meeting.

The Board recommends you vote “FOR” proposal number 2. Proxies solicited by the Board will be voted “FOR” this proposal unless otherwise instructed on the proxy card.

PROPOSALS OF STOCKHOLDERS

Proposals by stockholders intended to be presented at Regions’ 2009 annual meeting of stockholders must be received by Regions not later than November 6, 2008, for consideration for possible inclusion in the proxy statement relating to that meeting.

The By-laws of Regions include provisions requiring advance notice of a stockholder’s nomination of members of the Board of Directors. To be timely such notice must be received by Regions not less than 120 days before the date of the previous year’s proxy statement, or November 6, 2008, in the case of the 2009 annual meeting of stockholders. If no annual meeting was held the previous year and in any year in which the date of the annual meeting is moved by more than 30 days from the date of the previous year’s annual meeting, the notice will be considered timely if received not less than 120 days before the date of the annual meeting or by the 10th day following the day on which public disclosure of the annual meeting date was made. The Board of Directors of Regions is not required to nominate in the annual proxy statement any person so proposed.

The procedure for submitting a stockholder proposal is generally the same as for submitting stockholder nominations.

OTHER BUSINESS

Regions does not know of any business to be presented for action at the meeting other than those items listed in the notice of the meeting and referred to herein. If any other matters properly come before the meeting or any adjournment thereof, it is intended that the proxies will be voted in respect thereof in accordance with the recommendations of the Board of Directors.

By Order of the Board of Directors

John D. Buchanan
Corporate Secretary

Dated March 6, 2008

APPENDIX A

REGIONS FINANCIAL CORPORATION

CATEGORICAL STANDARDS OF DIRECTOR INDEPENDENCE

In accordance with New York Stock Exchange (“NYSE”) listing standards, Regions will assure that a majority of its directors are independent. In assessing and disclosing director independence, Regions uses the concepts of independence embodied in the NYSE listing standards. The Board of Directors bears the ultimate responsibility for determining whether each member of Regions’ Board is independent. For a Director to be deemed independent, the Board must determine that the director has no direct or indirect material relationship with Regions apart from service as a director.

The Board has established categorical standards to assist it in making the determination whether a Director is independent and in assessing the materiality of the Director’s relationships with Regions. These standards will be periodically reviewed and may be amended from time to time. The current categorical standards are set forth as follows. For purposes of the categorical standards and with respect to the look-back aspects of the standards, “Regions” refers to Regions Financial Corporation, its predecessor companies former Regions Financial Corporation, Union Planters Corporation, and AmSouth Bancorporation, and their respective subsidiaries.

Group I—Relationships that preclude a director’s independence

Section 303A.02 (b) of the NYSE Listed Company Manual specifies circumstances that, if existing with respect to a director, preclude that director’s independence. These independence standards are as follows:

•	The director is, or has been within the last three years, an employee of Regions, or an immediate family member is, or has been within the last three years, an executive officer, of Regions.

•

The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from Regions, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•

The director or an immediate family member is a current partner of a firm that is the company’s internal or external auditor; or the director is a current employee of such a firm; or the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on Regions’ audit within that time.

•

The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of Regions’ present executive officers at the same time serves or served on that company’s compensation committee.

•

The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, Regions for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

If any of the foregoing circumstances exists with respect to a director, the director is not independent. The foregoing criteria will be interpreted and applied in accordance with existing and any future commentary and guidance provided by NYSE in connection with section 303A of the Listed Company Manual.

A-1

Group II—Relationships deemed not material for purposes of director independence

The relationships described as follows are considered not to be material so as to impair a director’s independence:

•

The relationship is that of a customer of Regions in the ordinary course of business, on terms and conditions not more favorable than those afforded to other similarly situated customers. If such customer relationship is that of borrower from Regions Bank, the loan must comply with Regulation O promulgated by the Federal Reserve Board, that is, the loan must be made by the bank on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and must not involve more than the normal risk of collectibility or present other unfavorable features.

•

The relationship is that of doing business with Regions and the annual payments to or from Regions in any year do not exceed the greater of $500,000 or 1% of the annual revenue of the other company for its most recently completed fiscal year. Payments of principal and interest on any loan that is subject to and complies with Regulation O, and payments made to a public utility at rates or charges fixed in conformity with law or governmental authority are not considered to create a material relationship and will not be included in calculating such materiality threshold.

•

The relationship is that of partner, member, officer such as a managing director occupying a comparable position, or executive officer of a services firm that provides accounting, consulting, legal, investment banking or financial advisory services to Regions and the annual payments to such firm from Regions do not exceed the greater of $500,000 or 1% of the annual revenue of the firm for its most recently completed fiscal year.

•

The relationship is that of executive officer, director, or trustee of a tax-exempt organization and Regions’ charitable contributions to the organization, if any, did not exceed the greater of $1 million or 2% of the organization’s consolidated gross revenues in any of the preceding three fiscal years. Contributions made to any such organization pursuant to a matching gift program maintained by Regions are not considered to be a material relationship and will not be included in calculating such materiality threshold.

A director whose independence is not precluded by the Group I standards is deemed to be independent if any and every relationship of the director with Regions satisfies the above criteria in Group II. In addition, any relationship that involves Regions and a member of the director’s immediate family, or any entity with which the director is affiliated, and that satisfies the above Group II criteria is deemed not to be material so as to impair the director’s independence.

Other relationships

The board will separately consider the materiality of any direct or indirect relationship of a director with Regions that is not within the categories described in Group I and Group II. A director that has such a relationship will be considered independent only if the board affirmatively determines, on the basis of the particular facts and circumstances, that the relationship will not impair the director’s exercise of independent judgment or compromise the oversight role that an independent director of Regions is expected to perform.

Audit committee member independence

Members of the Audit Committee of the Board are subject to heightened standards of independence, as provided for in the Securities Exchange Act of 1934, the rules promulgated by the SEC thereunder, the Sarbanes-Oxley Act of 2002, and the audit committee charter.

A-2

REGIONS®

PROXY- REGIONS FINANCIAL CORPORATION

P.O. BOX 11007

BIRMINGHAM, AL 35288

VOTE BY INTERNET—www.proxvvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Regions Financial Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Regions Financial Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

REGFC1

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

REGIONS FINANCIAL CORPORATION

The Board of Directors recommends a vote FOR Proposals 1 and 2.

DIRECTORS RECOMMEND A VOTE “FOR”

Election of Directors

Proposal 1 Nominees: For Against Abstain

1a. David J. Cooper, Sr. ☐ ☐ ☐

1b. Earnest W. Deavenport, Jr. ☐ ☐ ☐

1c. John E. Maupin, Jr. ☐ ☐ ☐

1d. Charles D. McCrary ☐ ☐ ☐

1e. Jorge M. Perez ☐ ☐ ☐

1f. Spence L. Wilson ☐ ☐ ☐

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

DIRECTORS RECOMMEND A VOTE “FOR”

Proposal 2. Ratification of Selection of Independent ☐ ☐ ☐

Registered Public Accounting Firm

For Against Abstain

Yes No

Please indicate if you plan to attend this meeting. ☐ ☐

Signature (PLEASE SIGN WITHIN BOX) Date

Signature (Joint Owners) Date

REGIONS FINANCIAL CORPORATION

Annual Meeting of Stockholders

April 17, 2008

11:00 A.M. Central Time

Birmingham, Alabama

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Annual Report on Form 10-K and Chairman’s Letter are available at www. proxyvote. corn.

PROXY CARD

REGIONS FINANCIAL CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John D. Buchanan and Carl L. Gorday, and each of them, proxies with full power of substitution, to vote all of the shares of common stock of Regions Financial Corporation held of record by the undersigned at the Annual Meeting of Stockholders to be held on Thursday, April 17, 2008 and at any adjournments thereof. This card also provides voting instructions for shares held in the Regions Financial Corporation or the AmSouth Bancorporation 401(K) Plans, the Computershare Investment Plan for Regions Financial Corporation and/or the Directors Stock Investment Plan and held of record by the trustees or agents of such plans. If no directions are given, the proxies will vote for Proposal 1, the election of all director nominees and for Proposal 2, the ratification of selection of independent registered accounting firm. The proxies, in their discretion, are further authorized to vote (i) for the election of a person to the Board of Directors, if any nominee named herein becomes unable or unwilling to serve, and (ii) on any other matter that may properly come before the meeting.

Please sign exactly as name or names appear(s) on this proxy. When signing as attorney, administrator, trustee, custodian, guardian or corporate officer, give full title. If more than one trustee, all should sign.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(continued, and to be signed, on other side)

• Why It’s Time To Expect More From Regions •

A Letter from Dowd Ritter

Chairman, President and Chief Executive Officer

To our shareholders:

It’s not unusual for one of America’s largest banks to appear in The Wall Street Journal these days. What is unusual is for one to publish an annual report here. We at Regions Financial Corp. have chosen to publish our 2007 results in this newspaper because we believe that in the midst of what is one of the toughest years the financial services industry has ever seen, it is important to state how and why Regions stands out in the banking sector.

Regions recently became one of America’s largest banks, operating in 16 states with $141 billion in assets following a successful merger with AmSouth Bancorporation. When we announced the merger in May 2006, one key driver of shareholder value creation was the opportunity to significantly reduce costs. We estimated that the integrated Regions would achieve cost savings of $150 million in 2007 and reach a full savings of $400 million by the second quarter of 2008. Based on our success to date, we now expect to realize a projected overall savings well in excess of $500 million by the second quarter of this year. Not only are we exceeding our cost-saving estimates, we have also met our customer-retention goals and other merger-related targets — and completed the integration six months ahead of schedule.

In the midst of this integration — and in an industry shaken by the sub-prime lending crisis and credit quality challenges — we have remained very profitable, earning $1.3 billion in 2007, or $1.76 per diluted share, versus a 2006 net income of $1.4 billion, or $2.67 per diluted share. And, I am pleased to report that we increased our dividend rate for 2008, making it the 37th consecutive year we have done so. We raised the quarterly dividend to 38 cents per share — a 5.6 percent increase — at a time when some large banks have cut theirs.

This of course comes during a period that will probably go down as one of the most significant year-over-year declines in financial stock prices, and our shareholders have found these to be trying times as well. The investment community tends to treat all banks similarly, but not all banks are the same. In our case, what we don’t have is one of the things that distinguishes us.

We don’t have large sub-prime exposure. One of our first actions following the merger last year was to sell EquiFirst Corporation, a sub-prime lender and subsidiary of Regions. While we took some criticism for the small premium we received for EquiFirst, our decision proved sound, as we were able to exit that business about two quarters ahead of the sub-prime market meltdown. Importantly, as a result of the sale, we have very little direct remaining exposure to sub-prime lending — less than one tenth of one percent of our total loan portfolio as of year end 2007.

We are, of course, not completely immune to broad economic pressures. In fact, we did increase our loan loss reserves to 1.45 percent of net loans in the fourth quarter, up from 1.19 percent of net loans in the third quarter, mainly due to weakening credit quality in our residential homebuilder loan portfolio. However, we’ve been able to avoid much of the mortgage stress in the industry caused by the ill effects of the riskier underwriting of payment option adjustable rate mortgages, negative amortization loans or loans with teaser rates — products that we have not offered. As a result, our first residential mortgage and equity portfolios are performing well.

Our capital levels are strong. Our year-end tangible equity to tangible assets ratio of 5.88 percent compares very favorably with our peers’ average ratio of 5.23 percent. We are also taking very little interest rate risk on our balance sheet; our credit risks are manageable; and our investment arm, Morgan Keegan, allows us to offer a range of products unavailable at many of our competitors.

For these reasons, I believe the markets are missing an opportunity: Regions is positioned to perform well as the industry emerges from its current state.

WITH OUR SUCCESSFUL INTEGRATION AND CONVERSION COMES THE MOMENTUM TO MAKE “MORE” REAL

In any integration there are varying degrees of consolidation and centralization. We chose to take a very aggressive approach, and I’m proud to report that we delivered on what we promised. Regions is now unified by a set of core operating values and one brand across our 16-state footprint. Today, we operate on one business platform companywide, with one set of processes and one organizational structure. Our matrix management model provides a structure for the bank to operate both as separate units organized by geography and by line of business, allowing us to serve customers as a large community bank while offering consistency, scale and breadth of services across our footprint. And as one of the nation’s biggest super-regional banks, we now have the mass and scale to offer more services to larger businesses, municipalities and state governments — a real opportunity for us and for our customers.

Over the course of the past year, we heard from many outside partners and resources who said they had never seen a conversion by a large bank go better than this one. I credit this success to our talented and committed associates, who remained focused on our customers — making sure they continued to receive the service experience they’d come to expect. When you are trying to transition millions of customers, it’s typical to worry about how many you could lose. I’m pleased to report our customer retention was strong during the integration, reaching levels above the industry average. This was remarkable for a bank undergoing such a large conversion — one that involved 443,000 training hours and 2,500 field support personnel deployed in merger-related roles.

Part of our success with customer retention stems from our attention to detail. We began working with Gallup Inc. in 2007 to measure customer perceptions of services in our 1,965 branches. Each month Gallup surveys 20,000 customers, giving us direct feedback on attitudes, on policies and procedures, on everything we do with customers. We take that feedback and translate it into tactical, coachable points for our branch managers.

THE FOCUS OF OUR STRATEGIC PLAN IS BUILDING AN ATTRACTIVE CHOICE FOR CUSTOMERS WHO ARE LOOKING FOR A BETTER BANK

As we move forward in 2008, we are no longer devoting our time and resources to integration and conversion efforts. With those having been carried out faster and more successfully than promised, our people are focusing on our business performance in 2008. We are focusing on our customers — on growing our customer base, expanding existing relationships and retaining those relationships. And we’re focusing on the things that really make a difference from a business-generation perspective.

Our primary strategic objective is to optimize long-term shareholder value through profitable growth, while focusing on superior customer retention and development. Our future looks especially bright because we operate in several high-growth states where the population growth is expected to outpace the national average in the years to come.

We believe the industry will continue to experience challenges in 2008, and we have plans in place to address them and to ensure we are well positioned to operate in a difficult environment. Our strategic plan over the next three years has a set of five strategic initiatives that overlay the lines of business — Consumer Services, Business Services and Morgan Keegan — and the geographies we manage. We intend to tap the full depth of Morgan Keegan’s capabilities among all of our lines of business. We plan to grow the emerging and mass-affluent customer segment using a fully integrated approach. We will increase core customer deposits to optimize the profitability of balance sheet growth. We intend to enhance overall company productivity. And, we will deliver reliable, consistent service quality across all lines of business to improve customer satisfaction and retention. In addition to these five initiatives, we have launched two corporatewide initiatives to identify new revenue streams and operating efficiencies that will enhance our position of strength.

To ensure we stay on track, we have established a series of “business forums,” each focused on one of six key areas: branch performance, affluent market, branch non-interest revenue, middle market, community banking and business banking. Each forum is responsible for leading the execution of the line of business strategies. To ensure accountability, each is chaired by a regional president, and vice-chaired by the line of business executive. Associates in every line of business and geography will help execute these initiatives.

Our strategic plan calls for quality service to be the hallmark for Regions, and associates across every line of business and in all geographies are accountable for improving our service quality. It’s unsettling to me that in the banking industry it is typical for banks to lose as many accounts as they open during a year. Regions must be an exception to this trend because lower customer attrition directly correlates to increased revenue and company growth. With our strategic plan and Gallup research, we have instituted a best-in-class quality service process that balances the needs of all stakeholders with our overall financial performance.

OUR ASSOCIATES ARE UNIFIED BY OUR VALUES AND DELIVERING THE TREMENDOUS POTENTIAL OF “MORE”

It’s a tough time in our industry, but as the question becomes “Which banks are best positioned for the future?” we hope investors recognize Regions as an opportunity. Financial stocks have had a punishing drop-off, in part from the seemingly endless succession of announcements: When a bank says “expect more,” these days, it usually means more bad news. Regions is proving that “expect more” means more of what customers want: better service and expanded product offerings, under a unified brand and a common culture. We go into 2008 with one signage, one identity and one organizational structure in every community we serve in 16 states. Our people are in a position to focus on efforts related to growth — and do them well. We are confident we can meet the challenges ahead and improve both our business processes and profit generation. Simply put, we feel good about our positioning in this marketplace. We hope you see the tremendous potential of “more” we see in Regions, this year and beyond.

Sincerely,

/s/ Dowd Ritter

2007 Highlights

•	We completed the integration of Regions and AmSouth six months ahead of schedule, with estimated cost savings of more than $500 million through mid-year 2008 — over $100 million more in savings than originally projected.

•	Regions spans 16 states, and ranks as one of the nation’s largest banks in terms of both loans and deposits.

•	Our customer-retention rate outpaced the industry average, despite the integration and conversion activities. With the conversions complete, resources previously spent on the integration can now be redirected to growing households this year.

•	We increased our dividend in 2007 for the 37th consecutive year.

•	We now have the scale and depth to accommodate even the biggest commercial banking customers’ needs, such as larger credit facilities, greater underwriting capabilities and the capacity to lead senior debt financings and loan syndicates.

•	There are 47,000 businesses with more than $10 million in revenue in Regions’ footprint — prime candidates for our investment arm, Morgan Keegan, as well as for our capital markets, treasury management and insurance areas.

To view the Regions form 10-K for 2007 go to www.regions.com